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Exhibit 10.27

EXECUTION COPY

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement") dated April 10, 2003, is entered into by and among Mexico Ports & Terminals Holdings, S.A. de C.V., a company organized under the laws of Mexico ("MPTH"), SSA Mexico, Inc., a company organized under the laws of the state of Washington, US ("SSA Mexico" and together with MPTH, "Purchasers" and each a "Purchaser"), División de Negocio Especializado, S.A., a company organized under the laws of Mexico ("DNE"), and Inmobiliaria TMM, S.A. de C.V., a company organized under the laws of Mexico ("Inmobiliaria" and together with DNE, "Sellers" and each a "Seller").

PRELIMINARY STATEMENTS

        A.    As of the date of this Agreement, Grupo TMM, S.A., a company organized under the laws of Mexico ("Grupo TMM"), directly owns all but one (1) share of the issued and outstanding shares of stock of TMM División Puertos, S.A. de C.V. (the "Company"), and Inmobiliaria directly owns one (1) issued and outstanding share of stock of the Company. All the shares of stock of the Company directly owned as of the date of this Agreement by Grupo TMM and Inmobiliaria are referred to as the "Stock."

        B.    Prior to the Closing, Grupo TMM will contribute to DNE the portion of the Stock owned directly by Grupo TMM, such that immediately prior to the Closing Sellers will be the only shareholders of the Company.

        C.    The Company directly owns fifty-one percent (51%) of the issued and outstanding shares of stock of TMM Puertos y Terminales, S.A. de C.V., a company organized under the laws of Mexico ("TMMPT"). All the shares of stock of TMMPT legally or beneficially owned by the Company are referred to as the "TMMPT Stock."

        D.    The Company, Grupo TMM and FRS Service Companies, Inc., a corporation organized under the laws of the state of Washington, US ("FSC"), are parties to a letter of intent, dated March 27, 2003 (the "Letter of Intent"), pursuant to which, among other things, FSC or its designated affiliate would acquire all of the TMMPT Stock from the Company under the terms and conditions of a negotiated and executed definitive purchase agreement.

        E.    FSC owns all the issued and outstanding shares of stock of both SSA Mexico and SSA International, Inc., a corporation organized under the laws of the state of Washington, US ("SSA International"). SSA Mexico and SSA International collectively own all the issued and outstanding shares of stock of MPTH.

        F.     The planned structure for the purchase and sale of the TMMPT Stock has changed since the execution of the Letter of Intent, but, as generally contemplated under the Letter of Intent, FSC still desires to acquire indirectly all the TMMPT Stock.

        G.    Purchasers desire to purchase, and Sellers desire to sell, all of the Stock on the terms and subject to the conditions set forth in this Agreement.

        Being in agreement with the foregoing Preliminary Statements, Purchasers and Sellers mutually agree to the following:

CLAUSES

ARTICLE I
 Definitions; Rules of Interpretation

        1.01    Certain Defined Terms.    The Parties agree that for the purposes of this Agreement certain terms used in this Agreement have the meanings set forth on Schedule 1.01, which are equally applicable to both the singular and plural forms of the terms defined.

        1.02    Articles, Preliminary Statements, Sections, Schedules and Exhibits.    Unless stated otherwise in this Agreement, references in this Agreement to Articles, Preliminary Statements, Sections, Schedules and Exhibits are references to Articles, Preliminary Statements and Sections of, and Schedules and Exhibits attached to, this Agreement. Each Preliminary Statement, each Schedule and each of Exhibit B, Exhibit C, Exhibit D and Exhibit E to this Agreement is by this reference incorporated in this Agreement.

        1.03    Computations of Time Periods.    Unless stated otherwise in this Agreement, whenever the computation of a period of time from a specified date to a later specified date is required by this Agreement, the word "from" means "from and including" and each of the words "to" and "until" means "to but excluding." For purposes of determining the time at which a notice, offer, acceptance, demand, request, consent, other communication or payment is due under this Agreement, the time and date in Seattle, Washington will control.

        1.04    Accounting Terms.    All accounting terms that are not specifically defined in this Agreement will be construed in accordance with international accounting standards.

        1.05    Variance from and Termination of Letter of Intent.    The Parties acknowledge and agree that the planned structure for the purchase and sale of the TMMPT Stock has changed since the execution of the Letter of Intent. Upon the execution of this Agreement by each Purchaser and each Seller, the Letter of Intent will terminate and will be of no further force or effect among the Company, Grupo TMM and FSC.

ARTICLE II
 Sale and Purchase of Stock

        2.01    Sale and Purchase of Stock.    On the terms and subject to the conditions set forth in this Agreement, Purchasers agree to purchase from Sellers, and Sellers agree to sell to Purchasers, all of the Stock. At the Closing, the Stock will be allocated between MPTH and SSA Mexico in accordance with Exhibit B. Effective as of the Closing, each Seller waives any co-sale rights, rights of first refusal or similar rights that such Seller may have relating to Purchasers' acquisition of the Stock or any subsequent disposition of any portion of the Stock by a Purchaser or any other Person, whether conferred by the Company's Organizational Documents, by contract, by understanding or otherwise.

        2.02    Purchase Price.    Subject to the adjustments set forth in Section 2.04, the aggregate purchase price for the Stock is One Hundred Twenty-Three Million Five Hundred Thousand US Dollars (US$123,500,000) (the "Purchase Price").

        2.03    Closing.

          (a)   Subject to the satisfaction of the requirement set forth in Section 5.03 and the satisfaction or permitted waiver of the conditions set forth in Article V, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Grupo TMM, Av.

  de la Cuspide 4755, Col. Parques del Pedregal, 14010, Mexico City, Mexico, at 5:00 p.m. (local time in Mexico City, Mexico) on May 6, 2003 (the "Closing Date") or at such other place and on such other date as may be mutually agreed by Purchaser and Seller, in which case "Closing Date" means the date so agreed. The Closing will be effective as of the close of business of TMMPT on the Closing Date.

          (b)   On the Closing Date Sellers will deliver to Purchasers:

            (i)    certificates representing all of the Stock, free and clear of all Stock Liens, duly endorsed in property in favor of Purchaser, which Stock will be allocated between MPTH and SSA Mexico in accordance with Exhibit B;

            (ii)   a certificate of each Seller dated the Closing Date stating that the conditions set forth in subsections (a), (b), (d), (e), (f), (h) and (i) of Section 5.01 have been satisfied;

            (iii)  a copy of the text of the resolutions adopted by the board of directors (or similar body) of each of DNE, Inmobiliaria and Grupo TMM authorizing the execution, delivery and performance by each of DNE, Inmobiliaria and Grupo TMM of this Agreement and the Ancillary Agreements, as applicable, certified by an appropriate officer of DNE, Inmobiliaria and Grupo TMM;

            (iv)  evidence of the cancellation of all indebtedness of the Company, TMMPT or any TMMPT Subsidiary to a Seller, Grupo TMM and their respective Affiliates that is to be canceled prior to the Closing pursuant to the terms of this Agreement, as well as duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Purchaser, to release any and all Liens against the assets of the Company, TMMPT or any TMMPT Subsidiary securing any such indebtedness;

            (v)   evidence of cancellation of all indebtedness of each Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM to the Company, TMMPT or any TMMPT Subsidiary that is to be canceled prior to the Closing pursuant to the terms of this Agreement, as well as duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Purchasers, to release any and all Liens against the assets of a Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM securing such indebtedness;

            (vi)  copies of all duly executed agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Purchasers, to release any and all Stock Liens against the Stock, the TMMPT Stock or any TMMPT Subsidiary Stock;

            (vii) the minute books, stock or equity records, stock certificates (except as already addressed in Section 2.03(b)(i)) corporate seal and other materials related to the corporate administration of the Company, TMMPT and any TMMPT Subsidiary, except for any stock certificates representing shares of stock of TMMPT owned by SSA Mexico;

            (viii)   resignations in writing from or removal by corporate proceedings for (effective as of the Closing Date) such officers and directors of each of the Company, TMMPT and the TMMPT Subsidiaries as FSC or Purchaser may have requested prior to the Closing Date;

            (ix)  copies of all duly executed Authorizations;

            (x)   a copy of each Ancillary Agreement to which a Seller, Grupo TMM or any of their respective Affiliates is a party, duly executed by each such Person;

            (xi)  such other certificates, documents and instruments that Purchasers reasonably request for the purpose of (A) evidencing the accuracy of each Seller's representations and warranties, (B) evidencing the performance and compliance by each Seller with agreements contained in this Agreement, (C) evidencing the satisfaction of any condition referred to in Section 5.01 or (D) otherwise facilitating the consummation of the transactions contemplated by this Agreement; and

            (xii) without limiting the generality of Section 2.03(b)(vi), a release of any and all Stock Liens against the Stock or the TMMPT Stock held by or otherwise benefiting The Bank of New York, the Series 2001-A Certificateholders, the Series 2002-A Certificateholders or any of their respective Affiliates, which release will be in form and substance reasonably satisfactory to The Bank of New York, the Series 2001-A Certificateholders, the Series 2002-A Certificateholders and Purchaser.

          All actions to be taken by Sellers in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance satisfactory to Purchasers.

          (c)   On the Closing Date Purchasers will deliver or pay to Sellers:

            (i)    a certificate of each Purchaser dated the Closing Date stating that the conditions set forth in subsections (a) through (d) of Section 5.02 have been satisfied;

            (ii)   a copy of the text of the resolutions adopted by the board of directors (or similar body) of each of MPTH, SSA Mexico and FSC authorizing the execution, delivery and performance by each of MPTH, SSA Mexico and FSC of this Agreement and the Ancillary Agreements, as applicable, certified by an appropriate officer of each of MPTH, SSA Mexico and FSC;

            (iii)  a copy of each Ancillary Agreement to which a Purchaser, FSC or any of their respective Affiliates is a party, duly executed by each such Person;

            (iv)  evidence of cancellation of all indebtedness of each Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM to the Company, TMMPT or any TMMPT Subsidiary that is to be canceled prior to the Closing pursuant to the terms of this Agreement, as well as duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Purchasers, to release any and all Liens against the assets of a Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM securing such indebtedness; and

            (v)   such other certificates, documents and instruments that Sellers reasonably request for the purpose of (A) evidencing the accuracy of each Purchaser's representations and warranties, (B) evidencing the performance and compliance by each Purchaser with agreements contained in this Agreement, (C) evidencing the satisfaction of any condition referred to in Section 5.02 or (D) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

          (d)   Sellers irrevocably authorize and direct Purchasers to pay, and Purchasers will pay, on the Closing Date the Purchase Price to The Bank of New York for payment of the amount payable for purchase of the Subordinated Certificate and application by The Bank of New York toward payment of the Aggregate Full Repurchase Payments in respect of the Series 2001-A Certificates and the Series 2002-A Certificates pursuant to The Bank of New York's rights and Sellers' obligations under the MTA and the Port Option and Put Agreements (as such terms are defined in the MTA or the Port Option and Put Agreements, as applicable), which amount shall be paid by wire transfer of immediately available funds to an account or accounts designated by The Bank of New York and will be payable by Purchasers in accordance with Exhibit B; provided, that if prior to the Closing The Bank of New York delivers to Purchasers written notice signed by Sellers and The

  Bank of New York irrevocably authorizing and directing Purchasers to pay the Purchase Price to another Person or Persons, Purchasers will pay the Purchase Price to such other Person or Persons by wire transfer of immediately available funds to an account or accounts designated by such other Person or Persons. With respect to the foregoing proviso, the Bank of New York will only execute and deliver such a notice acting at the direction of the Series 2001-A Certificateholders and the Series 2002-A Certificateholders, in their sole discretion. If Sellers are the other Persons designated to receive such payment, Purchasers will make such payment to Sellers and such amount paid will be allocated between DNE and Inmobiliaria in accordance with Exhibit C.

          (e)   All items and amounts actually delivered or paid by the Parties at the Closing will be deemed to have been delivered and paid simultaneously.

          (f)    Notwithstanding any investigation made by or on behalf of any Party or the results of any such investigation and notwithstanding the fact of, or the participation of such Party in, the Closing, the representations, warranties and agreements in this Agreement will survive the Closing as set forth in Section 6.04.

        2.04    Purchase Price Adjustment.

          (a)   The Purchase Price will be adjusted as follows:

            (i)    increased by fifty-one percent (51%) of TMMPT's and the TMMPT Subsidiaries' consolidated cash balance reflected on the Audited Closing Date Balance Sheet (the "Closing Cash Balance"); and

            (ii)   decreased by fifty-one percent (51%) of TMMPT's and the TMMPT Subsidiaries' consolidated interest bearing debt at the Closing Date (including, without limitation the Banobras Trust Obligations) reflected on the Audited Closing Date Balance Sheet (the "Closing Term Debt").

          (b)   Within thirty (30) days after the Closing Date, Purchasers will cause TMMPT to prepare and deliver to PWC for audit (the "Audit") a consolidated balance sheet (the "Unaudited Closing Date Balance Sheet") for TMMPT and the TMMPT Subsidiaries as of the close of business of TMMPT on the Closing Date (determined on a pro forma basis as though the transactions contemplated by this Agreement had not occurred and in accordance with international accounting standards applied on a basis consistent with the preparation of the Latest TMMPT Financial Information). The Unaudited Closing Date Balance Sheet will include a determination of the Closing Cash Balance and the Closing Term Debt as of the close of business of TMMPT on the Closing Date. Purchasers and Sellers will provide PWC with access to the books and records of TMMPT and each TMMPT Subsidiary for purposes of completing the Audit. Within forty-five (45) days after PWC's receipt of the Unaudited Closing Date Balance Sheet, PWC will complete the Audit and delivery to each Seller and each Purchaser an audited consolidated balance sheet for TMMPT and the TMMPT Subsidiaries as of the close of business of TMMPT on the Closing Date (the "Audited Closing Date Balance Sheet"), which Audited Closing Date Balance Sheet will include a determination of the Closing Cash Balance and the Closing Term Debt and be conclusive and binding upon the Parties.

          (c)   Each Purchaser and each Seller will each bear its respective costs and expenses in connection with the Audit and will share equally in the fees and expenses of PWC.

          (d)   Within ten (10) days after the Parties receive the Audited Closing Date Balance Sheet:

            (i)    If the Closing Cash Balance exceeds the Closing Term Debt (the amount of such excess, the "Excess Cash Balance"), Sellers irrevocably authorize and direct Purchasers to pay, and Purchasers will pay, to The Bank of New York an aggregate amount equal to fifty-one percent (51%) of the Excess Cash Balance, which amount will be payable by Purchasers in accordance with Exhibit D; provided, that if prior to the Closing The Bank of New York delivers to Purchasers written notice signed by Sellers and The Bank of New York irrevocably authorizing and directing Purchasers to pay such amount to another Person or Persons, Purchasers will pay such amount to such other Person or Persons. With respect to the foregoing proviso, the Bank of New York will only execute and deliver such a notice acting at the direction of the Series 2001-A Certificateholders and the Series 2002-A Certificateholders, in their sole discretion. If Sellers are the other Persons designated to receive such payment, Purchasers will make such payment to Sellers and such amount paid will be allocated between DNE and Inmobiliaria in accordance with Exhibit D; or

            (ii)   If the Closing Cash Balance is less than the Closing Term Debt (the amount of such deficiency, the "Cash Balance Shortfall"), Sellers will pay to Purchasers an aggregate amount equal to fifty-one percent (51%) of the Cash Balance Shortfall, which amount will be payable by Sellers and allocated between MPTH and SSA Mexico in accordance with Exhibit E; provided, that under no circumstances will Sellers be obligated to pay to Purchasers an aggregate amount in excess of US$38,000,000 for any Cash Balance Shortfall.

          (e)   All payments to be made to a Purchaser, a Seller, The Bank of New York or such other Person designated by The Bank of New York and Sellers pursuant to Section 2.04(d) will be made by wire transfer of immediately available funds to the accounts designated by such Purchaser, such Seller, The Bank of New York or such other Person, as applicable.

          (f)    Any payment made pursuant to this Section 2.04 will not preclude any remedy provided in this Agreement or otherwise for any breach of representation, warranty or agreement, and the remedy provided in this Agreement for any breach of representation, warranty or agreement or otherwise will not preclude the adjustment provided in this Section 2.04.

ARTICLE III
 Representations and Warranties

        3.01    Representations and Warranties Regarding Sellers.    Sellers hereby jointly and severally represent and warrant to Purchasers as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

          (a)    Incorporation and Corporate Power.    Each Seller is a corporation duly organized, validly existing and in good standing under the laws of Mexico, and has the requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted (including, but not limited to, the corporate power to participate in the sale and purchase of the Stock and the execution and delivery of this Agreement and, as applicable, the Ancillary Agreements). Each Seller is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect with respect to either Seller.

          (b)    Ownership of DNE and Inmobiliaria.    Grupo TMM owns directly, beneficially and of record, all right, title and interest in and to all but one (1) share of the issued and outstanding shares of stock of DNE, and Inmobiliaria owns directly, beneficially and of record, all right, title and interest in and to one (1) issued and outstanding share of stock of DNE. Grupo TMM owns directly, beneficially and of record, all right, title and interest in and to all but one (1) share of the issued and outstanding shares of stock of Inmobiliaria, and Transportes Marítimos México, S.A., a company organized under the laws of Mexico, owns directly, beneficially and of record, all right, title and interest in and to one (1) issued and outstanding share of stock of Inmobiliaria. Except as set forth in this Section 3.01(b), no other Person legally or beneficially owns any share of stock of a Seller or any other equity interest in a Seller.

          (c)    Ownership of Stock.    As of the date of this Agreement, Grupo TMM owns directly, beneficially and of record, all right, title and interest in and to all but one (1) share of the Stock, free and clear of any Stock Lien, except as set forth on Schedule 3.01(c), and Inmobiliaria owns directly, beneficially and of record, all right, title and interest in and to one (1) share of the Stock, free and clear of any Stock Lien, except as set forth on Schedule 3.01(c). Immediately prior to the Closing, DNE will own directly, beneficially and of record, all right, title and interest in and to all but one (1) share of the Stock, free and clear of any Stock Lien, except as set forth on Schedule 3.01(c), and Inmobiliaria will still own directly, beneficially and of record, all right, title and interest in and to one (1) share of the Stock, free and clear of any Stock Lien, except as set forth on Schedule 3.01(c). As of the Closing Date, Purchasers will have collectively acquired all of Sellers' collective right, title and interest in and to the Stock, free and clear of any Stock Lien, and upon delivery by Sellers to Purchasers of the certificates representing all of the Stock in accordance with Section 2.03(b)(i), none of Sellers, Grupo TMM or any Affiliate of a Seller or Grupo TMM will have any right, title or interest in or to any of the Stock.

          (d)    Execution, Delivery; Valid and Binding Agreements.    The execution, delivery and performance by a Seller of this Agreement and any Ancillary Agreement to which a Seller is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of each Seller are necessary to authorize the execution, delivery and performance by each Seller of this Agreement and such Ancillary Agreements. This Agreement has been, and all Ancillary Agreements to which a Seller is a party shall be, duly executed and delivered by such Seller, and shall constitute a valid and binding obligation of each Seller, enforceable in accordance with their terms.

          (e)    Breach; Taxes.    Except as set forth on Schedule 3.01(e) and assuming receipt of the Authorizations described in Section 3.01(f), the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated under this Agreement and under the Ancillary Agreements, do not: (i) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration under, or result in the creation of any Stock Lien upon the Stock or the TMMPT Stock or any Lien upon any other assets of a Seller under, (A) any of a Seller's Organizational Documents or resolutions of the board of directors or stockholders of a Seller, (B) any indenture, mortgage, lease, loan agreement or other contract or instrument by which a Seller or any of its property is bound or affected, or (C) any law, statute, rule or regulation or order, judgment or decree to which a Seller is subject; (ii) require any authorization, consent, approval, exemption or other action by or notice to any Authority (other than the Authorizations listed on Schedule 3.01(f)) under (A) the provisions of the Organizational Documents of a Seller, (B) the provisions of any indenture, mortgage, lease, loan agreement or other contract or instrument by which a Seller or any of its property is bound or affected, or (C) any law, statute, rule or regulation or order, judgment or decree to which a

  Seller is subject, all of which shall be obtained as a condition precedent to each Purchaser's performance of its obligations hereunder as set forth below in Article V; or (iii) cause a Purchaser, the Company, TMMPT or any TMMPT Subsidiary to incur or become liable for any Tax. Without limiting the generality of the foregoing, the transactions contemplated hereunder or under any Ancillary Agreement shall not give any Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or any Ancillary Agreements, or contravene, conflict with, or result in a violation of any of the terms or requirements of any non-competition contract entered into by a Seller or any Affiliate of a Seller, and any other Person.

          (f)    Governmental Authorities; Consents.    Except for the Authorizations described on Schedule 3.01(f), none of DNE, Inmobiliaria or Grupo TMM is required to submit any notice, report or other filing with any Authority in connection with the execution or delivery of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated under this Agreement or any Ancillary Agreement (including, without limitation, the contribution to DNE of the portion of the Stock directly owned by Grupo TMM and the sale of the Stock contemplated by this Agreement), and no consent, approval or authorization of any Authority or any other Person is required to be obtained by a Seller or by Grupo TMM in connection with the execution, delivery and performance of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated under this Agreement or any Ancillary Agreement (including, without limitation, the contribution to DNE of the portion of the Stock directly owned by Grupo TMM and the sale of the Stock contemplated by this Agreement).

          (g)    Brokerage.    No Person shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based on any contract made by or on behalf of a Seller, the Company, TMMPT, any TMMPT Subsidiary or Grupo TMM.

          (h)    MTA and Related Documents.    True and correct copies of the MTA and the Supplements, Port Option and Put Agreements (as such terms are defined in the MTA) and any and all amendments, restatements, supplements and other modifications to those documents, have been furnished by a Seller to FSC prior to the date of this Agreement or will be furnished to Purchaser or FSC within five (5) days after the date of this Agreement. True and correct copies of any and all amendments, restatements, supplements and other modifications made to the MTA and the Supplements, Port Option and Put Agreements (as such terms are defined in the MTA) as contemplated in Section 5.03(ii) will have been furnished by a Seller to Purchaser or FSC at least five (5) days prior to the Closing Date.

          (i)    Financial Statements.

              (i)  The unaudited balance sheet as of February 28, 2003 of DNE (the "Latest DNE Balance Sheet") and the unaudited consolidated statements of income, changes in shareholders' equity and cash flows of DNE and its consolidated Subsidiaries for the two-month period then ended (such statements and the Latest DNE Balance Sheet, the "Latest DNE Financial Information") are based upon the books and records of DNE and its consolidated Subsidiaries, have been prepared in accordance with international accounting standards consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of DNE and its consolidated Subsidiaries at the respective dates and for the respective periods indicated, except that the Latest DNE Financial Information may not contain all notes and is subject to year-end adjustments, none of which are material. True and complete copies of the Latest DNE Financial Information are attached to Schedule 3.01(i)(i).

             (ii)  The unaudited balance sheet as of February 28, 2003 of Inmobiliaria (the "Latest Inmobiliaria Balance Sheet") and the unaudited consolidated statements of income, changes in shareholders' equity and cash flows of Inmobiliaria and its consolidated Subsidiaries for the two-month period then ended (such statements and the Latest Inmobiliaria Balance Sheet, the "Latest Inmobiliaria Financial Information") are based upon the books and records of Inmobiliaria and its consolidated Subsidiaries, have been prepared in accordance with international accounting standards consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of Inmobiliaria and its consolidated Subsidiaries at the respective dates and for the respective periods indicated, except that the Latest Inmobiliaria Financial Information may not contain all notes and is subject to year-end adjustments, none of which are material. True and complete copies of the Latest Inmobiliaria Financial Information are attached to Schedule 3.01(i)(ii).

          (j)    Absence of Undisclosed Liabilities.    Except as reflected in the Latest Inmobiliaria Financial Information or the Latest DNE Financial Information (collectively, the "Latest Sellers Financial Information"), no Seller has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities that have arisen after the date of the Latest Sellers Financial Information in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and which individually or in the aggregate do not have a Material Adverse Effect with respect to a Seller.

          (k)    Business of DNE.    DNE is a holding company without any operations or employees and, immediately prior to the Closing, will have no material assets other than its right, title and interest in and to all but one (1) share of the Stock and is not and will not be a party to any agreements other than this Agreement and any Ancillary Agreements to which it is a party.

        3.02    Representations and Warranties Regarding the Company, TMMPT and TMMPT Subsidiaries.    Sellers hereby jointly and severally represent and warrant to Purchasers as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

          (a)    Incorporation and Corporate Power.    Each of the Company, TMMPT and each TMMPT Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Mexico, and has the requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted (including, but not limited to, the corporate power to execute and deliver the Ancillary Agreements to which it is a party). Each of the Company, TMMPT and each TMMPT Subsidiary is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, TMMPT or any TMMPT Subsidiary.

          (b)    Execution, Delivery; Valid and Binding Agreements.    The execution, delivery and performance by the Company, TMMPT or any TMMPT Subsidiary, as applicable, of any Ancillary Agreement to which the Company, TMMPT or such TMMPT Subsidiary is a party, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their respective parts are necessary to authorize the execution, delivery and performance of such Ancillary Agreements. All Ancillary Agreements to which the Company, TMMPT or any TMMPT Subsidiary is a party shall be duly executed and delivered by the Company, TMMPT or such TMMPT Subsidiary, as applicable, and shall constitute valid and binding obligations of the Company, TMMPT or such TMMPT Subsidiary, enforceable in accordance with their terms.

          (c)    Breach; Taxes.    Except as set forth on Schedule 3.02(c) and assuming receipt of the Authorizations described in Section 3.02(d), the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated under this Agreement and under the Ancillary Agreements, do not: (i) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration under, or result in the creation of any Stock Lien upon the TMMPT Stock or Lien upon any other assets of the Company, TMMPT or any TMMPT Subsidiary under, (A) any of the Company's, TMMPT's or any TMMPT Subsidiary's respective Organizational Documents or resolutions of the board of directors or stockholders of the Company, TMMPT or any TMMPT Subsidiary, (B) any indenture, mortgage, lease, loan agreement or other contract or instrument by which the Company, TMMPT or any TMMPT Subsidiary or any of their respective property is bound or affected, or (C) any law, statute, rule or regulation or order, judgment or decree to which the Company, TMMPT or any TMMPT Subsidiary is subject; (ii) require any authorization, consent, approval, exemption or other action by or notice to any Authority (other than the Authorizations listed on Schedule 3.02(d)), under (A) the provisions of the Organizational Documents of the Company, TMMPT or any TMMPT Subsidiary, (B) the provisions of any indenture, mortgage, lease, loan agreement or other contract or instrument by which the Company, TMMPT or any TMMPT Subsidiary or any of their respective property is bound or affected, or (C) any law, statute, rule or regulation or order, judgment or decree to which the Company, TMMPT or any TMMPT Subsidiary is subject, all of which shall be obtained as a condition precedent to each Purchaser's performance of its obligations hereunder as set forth below in Article V; or (iii) cause a Purchaser, the Company, TMMPT or any TMMPT Subsidiary to incur or become liable for any Tax. Without limiting the generality of the foregoing, the transactions contemplated hereunder or under any Ancillary Agreement shall not give any Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or any Ancillary Agreements, or contravene, conflict with, or result in a violation of any of the terms or requirements of any non-competition contract entered into by the Company, TMMPT, any TMMPT Subsidiary or any Affiliate of the Company, TMMPT or any TMMPT Subsidiary, and any other Person.

          (d)    Governmental Authorities; Consents.    Except for the Authorizations described on Schedule 3.02(d), none of the Company, TMMPT or any TMMPT Subsidiary is required to submit any notice, report or other filing with any Authority in connection with the execution or delivery by a Seller of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated under this Agreement or any Ancillary Agreement (including, without limitation, the contribution to DNE of the portion of the Stock directly owned by Grupo TMM and the sale of the Stock contemplated by this Agreement), and no consent, approval or authorization of any Authority or any other Person is required to be obtained by the Company, by TMMPT or by any TMMPT Subsidiary in connection with the execution, delivery and performance of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated under this Agreement or any Ancillary Agreement (including, without limitation, the contribution to DNE of the portion of the Stock directly owned by Grupo TMM and the sale of the Stock contemplated by this Agreement).

          (e)    Capital Stock.    Except as set forth on Schedule 3.02(e), the authorized capital stock of each of the Company, TMMPT and each TMMPT Subsidiary consists only of common stock. All of the shares of the Company's, TMMPT's and each TMMPT Subsidiary's common stock have been duly authorized and are validly issued, fully paid and nonassessable. None of the Company, TMMPT or any TMMPT Subsidiary has other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth on Schedule 3.02(e), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company, TMMPT or any TMMPT Subsidiary and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company, TMMPT or any TMMPT Subsidiary any shares of capital stock or other securities of the Company, TMMPT or any TMMPT Subsidiary of any kind. Except as set forth on Schedule 3.02(e), other than as may be created by virtue of this Agreement or any of the transactions contemplated hereunder, there are no agreements or other obligations (contingent or otherwise) which may require any of the Company, TMMPT or any TMMPT Subsidiary to repurchase or otherwise acquire any shares of its capital stock.

          (f)    Corporate Books.    True and correct copies of the corporate books of the Company, TMMPT and each TMMPT Subsidiary (including, but not limited to, the stockholders minutes book, the board of directors minutes book, the stock ledger and the variations of capital book of each) have been furnished by a Seller to FSC prior to the date of this Agreement and include all up-to-date annotations, registrations and transcriptions of minutes that are required by applicable law or otherwise reasonably necessary for the operation of the businesses of each of them. On the Closing Date, the corporate books of the Company will reflect Purchasers' acquisition of the Stock.

          (g)    Subsidiaries; TMMPT Subsidiaries.    The Company owns directly, beneficially and of record, all right, title and interest in and to fifty-one percent (51%) of the issued and outstanding shares of stock of TMMPT (which is comprised of (i) 510 common, full voting Series "A" Class "I" shares, representing the fixed portion of the capital stock of TMMPT, owned by the Company by means of one (1) stock certificate and (ii) 4,590 common, full voting Series "A", Class "II" shares, representing the variable portion of the capital stock of TMMPT, owned by the Company by means of one (1) stock certificate), free and clear of any Stock Lien, except as set forth on Schedule 3.02(e). Except for TMMPT and the TMMPT Subsidiaries, the Company does not directly or indirectly own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other Person. Except as set forth in Schedule 3.02(g), TMMPT does not have any Subsidiaries and does not otherwise directly or indirectly own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other Person. All issued and outstanding shares of capital stock of each TMMPT Subsidiary are directly owned by TMMPT, free and clear of any Stock Lien, except for a nominal number of shares of capital stock of each TMMPT Subsidiary directly owned by Affiliates of a Seller as set forth in Schedule 3.02(g).

          (h)    Compliance with Laws; Permits.

              (i)  The Company, TMMPT and each TMMPT Subsidiary and their respective officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, and the Tax Rulings, which materially affect the current or proposed business of the Company, TMMPT or such TMMPT Subsidiary and to which the Company, TMMPT or such TMMPT Subsidiary may be subject, and no claims have been filed against the Company, TMMPT or any TMMPT Subsidiary alleging a violation of any such laws, regulations or other requirements. To Seller's Knowledge there are no actions, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the assets of the Company, TMMPT or any TMMPT Subsidiary, which would have a Material Adverse Effect with respect to the Company, TMMPT or such TMMPT Subsidiary. Sellers are not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Company, TMMPT or such TMMPT Subsidiary after Purchasers acquire the Stock.

             (ii)  The Company, TMMPT and each TMMPT Subsidiary have, in full force and effect, all Permits reasonably necessary for the operation of their respective businesses. The Company, TMMPT and each TMMPT Subsidiary has conducted its business in compliance with all material terms and conditions of the Permits, as applicable.

            (iii)  None of the Company, TMMPT or any TMMPT Subsidiary has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other Person in a position to assist or hinder the Company, TMMPT or any TMMPT Subsidiary in connection with any actual or proposed transaction that is a part of this Agreement.

            (iv)  In particular, but without limiting the generality of the foregoing, none of the Company, TMMPT or any TMMPT Subsidiary has violated or has liability under, or has received a notice or charge asserting any violation of or liability under, any federal, provincial, state or local acts (including, but not limited to, rules and regulations thereunder) regulating or otherwise affecting employee health and safety or under the Partial Assignment Agreements.

          (i)    Environmental Matters.

              (i)  None of the Company, TMMPT, any TMMPT Subsidiary, the respective assets of the Company, TMMPT or any TMMPT Subsidiary, the Real Property or any other real properties or facilities presently or formerly owned, leased or operated by or on behalf of or at the instruction of the Company, TMMPT, any TMMPT Subsidiary or a Seller, is in violation of, or has violated, or has been or is in noncompliance with, any Environmental Laws (including, but not limited to, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of Materials of Environmental Concern) in connection with the ownership, use, maintenance or operation of the respective assets of the Company, TMMPT and the TMMPT Subsidiaries, the Real Property or any other real properties or facilities presently or formerly owned, leased or operated by or on behalf of or at the instruction of the Company, TMMPT, any TMMPT Subsidiary or a Seller, or the conduct of the Company's, TMMPT's or such TMMPT Subsidiary's business, including, but not limited to, the respective assets of the Company, TMMPT and the TMMPT Subsidiaries and the Real Property.

             (ii)  Except as set forth on Schedule 3.02(i)(ii), the Company, TMMPT and the TMMPT Subsidiaries are not now, and to Seller's Knowledge, the Company, TMMPT and the TMMPT Subsidiaries will not reasonably be expected to be, as a result of their respective businesses prior to or at Closing, subject to any (A) liability in connection with any placement, discharge, leak, spill, emission, deposit or release or threatened placement, discharge, leak, spill, emission, deposit or release of any Materials of Environmental Concern into the environment, or (B) penalties, remedies or clean up requirements under Environmental Laws.

            (iii)  On the Closing Date, the Company, TMMPT and each TMMPT Subsidiary will have all environmental and pollution control equipment reasonably necessary for compliance with all Environmental Laws (including, but not limited to, all applicable Permits in valid form) and operation of their respective businesses.

            (iv)  No Materials of Environmental Concern have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the respective assets of the Company, TMMPT and the TMMPT Subsidiaries and the Real Property.

             (v)  There are no writs, injunctions, decrees, orders, stopping orders, or judgments outstanding, or lawsuits, claims, proceedings or investigations by any Authority or arbitration or other litigation pending or, to Seller's Knowledge, threatened under any existing Environmental Laws with respect to the Company's, TMMPT's or any TMMPT Subsidiary's business or the ownership or use of the respective assets of the Company, TMMPT and the TMMPT Subsidiaries and the Real Property.

            (vi)  There are no unique obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company, TMMPT or the TMMPT Subsidiaries have agreed to, assumed or retained by contract or otherwise other than compliance with the requirements of such Environmental Laws.

          (j)    Financial Statements; Business of the Company.

              (i)  The unaudited consolidated balance sheet as of both February 28, 2003 and March 31, 2003 of TMMPT and its consolidated TMMPT Subsidiaries (collectively, the "Latest TMMPT Balance Sheet") and the unaudited consolidated statements of income, changes in shareholders' equity and cash flows of TMMPT and its consolidated TMMPT Subsidiaries for the two-month period then ended (such statements and the Latest TMMPT Balance Sheet, the "Latest TMMPT Financial Information") and the audited consolidated balance sheet, as of December 31, 2002 (the "2002 TMMPT Financial Statement") are based upon the books and records of TMMPT and the TMMPT Subsidiaries, have been prepared in accordance with international accounting standards consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of TMMPT and its consolidated TMMPT Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated, except that the Latest TMMPT Financial Information may not contain all notes and is subject to year-end adjustments, none of which are material. True and complete copies of the Latest TMMPT Financial Information and the 2002 TMMPT Financial Statement are attached to Schedule 3.02(j)(i).

             (ii)  The unaudited balance sheet as of February 28, 2003 of the Company (the "Latest Company Balance Sheet") and the unaudited consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its consolidated Subsidiaries for the two-month period then ended (such statements and the Latest Company Balance Sheet, the "Latest Company Financial Information") are based upon the books and records of the Company and its consolidated Subsidiaries, have been prepared in accordance with international accounting standards consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries at the respective dates and for the respective periods indicated, except that the Latest Company Financial Information may not contain all notes and is subject to year-end adjustments, none of which are material. True and complete copies of the Latest Company Financial Information are attached to Schedule 3.02(j)(ii).

            (iii)  Notwithstanding anything to the contrary contained in this Agreement, the Company (a) is a holding company without any operations or employees, (b) has no material assets other than the TMMPT Stock and (c) is not and will not be a party to any agreement except as set forth on Schedule 3.02(p) and any Ancillary Agreements to which the Company is a party.

          (k)    Absence of Undisclosed Liabilities.    Except as reflected in the Latest Financial Information, none of the Company, TMMPT or any TMMPT Subsidiary has any liabilities

  (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities that have arisen after the date of the Latest Financial Information in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and which individually or in the aggregate do not have a Material Adverse Effect with respect to the Company, TMMPT or any TMMPT Subsidiary.

          (l)    No Material Adverse Effects.    Since February 28, 2003, none of the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company, TMMPT or any TMMPT Subsidiary or their respective businesses has suffered a Material Adverse Effect, and no event has occurred and no circumstances exist that may result in such a Material Adverse Effect with respect to the Company, TMMPT or any TMMPT Subsidiary. Without limiting the generality of the foregoing, the transactions contemplated by this Agreement have not caused and will not cause a Material Adverse Effect with respect to the Company, TMMPT or any TMMPT Subsidiary.

          (m)    Absence of Certain Developments.    Except as set forth on Schedule 3.02(m) or for the transactions contemplated by this Agreement or any Ancillary Agreement, since December 31, 2002 none of the Company, TMMPT or any TMMPT Subsidiary has:

              (i)  mortgaged, pledged or subjected to any Lien any of its assets with a fair market value in excess of US$10,000, except Liens for current property taxes not yet due and payable;

             (ii)  sold, assigned or transferred (including, but not limited to, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of US$10,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

            (iii)  sold, assigned, licensed or transferred (including, but not limited to, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

            (iv)  disclosed, to any Person other than the Company and authorized representatives of the Company, any proprietary confidential information;

             (v)  waived any rights of material value or suffered any extraordinary losses or material changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

            (vi)  declared or paid any dividends or other distributions or advances or redeemed or purchased, directly or indirectly, any shares of capital stock or any options;

           (vii)  issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (viii)  taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider;

            (ix)  made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee who earns more than US$10,000 per year, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

            (x)   made any single capital expenditure or commitment therefor in excess of US$10,000, except as has been approved by a Purchaser or FSC;

            (xi)  made any loans or advances to, or guarantees for the benefit of, any Persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of US$10,000, except for (A) the advance made on January 31, 2003 by TMMPT to Grupo TMM in the amount of US$4,182,000 and (B) the advance made on January 31, 2003 by TMMPT to FSC in the amount of US$4,018,000;

            (xii) made charitable contributions or pledges which in the aggregate exceed US$10,000; or

            (xiii)   made any change in accounting principles or practices from those utilized in the preparation of the Latest Financial Information.

          (n)    Title to Properties.

            (i)    The Company, TMMPT and the TMMPT Subsidiaries do not own any real property, and the Real Property does not consist of any property owned by a Seller. The Real Property demised by the Leases constitutes all of the real property used or occupied by the Company, TMMPT or any TMMPT Subsidiary. The Real Property demised by the Leases has access, sufficient for the conduct of the business of the Company, TMMPT or such TMMPT Subsidiary as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company, TMMPT or such TMMPT Subsidiary at that location.

            (ii)   The Leases are all listed on Schedule 3.02(n)(ii) and are in full force and effect and, as of the Closing Date, the Company, TMMPT or any TMMPT Subsidiary, as applicable, will hold a valid and existing leasehold interest under each Lease. None of the Company, TMMPT or any TMMPT Subsidiary is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any Lease; nor, to Seller's Knowledge, is any other party to any Lease in default.

            (iii)  The Company, TMMPT and each TMMPT Subsidiary, as applicable, own good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Financial Information or acquired since the date thereof, free and clear of all Liens, except for (A) Liens for current taxes not yet due and payable, (B) the properties subject to the Leases, and (C) assets disposed of since the date of the Latest Financial Information in the ordinary course of business.

            (iv)  All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's, TMMPT's and each TMMPT Subsidiary's business are in good condition and repair, ordinary wear and tear excepted and subject to routine maintenance and repairs occurring in the ordinary course of operations, and are usable in the ordinary course of business. Subject to the foregoing, there are no defects in such assets or other conditions relating thereto which, in the aggregate, would have a Material Adverse Effect with respect to the Company, TMMPT or any TMMPT Subsidiary. The Company, TMMPT and each TMMPT Subsidiary owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of their respective businesses.

            (v)   To Seller's Knowledge there are no improvements made or contemplated to be made by any public or private Authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments, except as set forth on Schedule 3.02(n)(v).

          (o)    Accounts Receivable.    Except as set forth in Schedule 3.02(o), the accounts receivable reflected on the Latest Financial Information are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Latest Financial Information.

          (p)    Contracts and Commitments.

            (i)    The agreements, understandings, contracts and other arrangements described on Schedule 3.02(p) (collectively, the "Contracts") constitute all the agreements, understandings, contracts and other arrangements, whether oral or written, to which the Company, TMMPT or any TMMPT Subsidiary is a party, are currently in effect and fall into one or more of the following categories: (A) collective bargaining agreement or contract with any labor union; (B) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 3.02(t); (C) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in Section 3.02(t); (D) stock purchase or stock option plan; (E) contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (F) confidentiality agreement; (G) contract, agreement or understanding relating to the voting of any common stock of the Company, TMMPT or any TMMPT Subsidiary or the election of directors of the Company, TMMPT or any TMMPT Subsidiary; (H) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company, TMMPT or any TMMPT Subsidiary; (I) guaranty of any obligation for borrowed money or otherwise; (J) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds US$10,000; (K) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds US$10,000; (L) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of US$10,000; (M) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of US$10,000; (N) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalty and involving more than US$10,000; (O) contract which prohibits TMMPT or any TMMPT Subsidiary from freely engaging in business or operating any port terminal anywhere in the world; (P) contract or commitment for capital expenditures in excess of US$10,000, except as has been approved by a Purchaser or FSC; (Q) agreement for the sale of any of the assets of the Company, TMMPT or any TMMPT Subsidiary outside the ordinary course of business; (R) contract, commitment or agreement with an Insider that exists to Seller's Knowledge; or (S) other agreement which is either material to the Company's, TMMPT's or any TMMPT Subsidiary's business or was not entered into in the ordinary course of business.

            (ii)   Each of the Company, TMMPT and each TMMPT Subsidiary has performed all material obligations required to be performed by it in connection with the Contracts, and is not in receipt of any claim of default under any of the Contracts. None of the Company, TMMPT or any TMMPT Subsidiary has a present expectation or intention of not fully performing any material obligation pursuant to any of the Contracts, and to Seller's Knowledge there are no breaches or anticipated breaches by any other party to any of the Contracts.

            (iii)  Prior to the date of this Agreement, a Purchaser or FSC has been supplied with a true and correct copy of each Contract entered into, extended or otherwise modified since the date of the Master Agreement, together with all amendments, waivers or other changes thereto.

          (q)    Intellectual Property.    The patents, patent applications, trademarks, trademark applications, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how or other intellectual property rights acquired, licensed or otherwise obtained by the Company, TMMPT or any TMMPT Subsidiary, if any, described on Schedule 3.02(q) (collectively, the "Intellectual Property"), constitute all rights in patents, patent applications, trademarks, trademark applications, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by the Company, TMMPT or any TMMPT Subsidiary. The Company, TMMPT or any TMMPT Subsidiary, as applicable, owns and possesses all right, title and interest, or holds a valid license, in and to the Intellectual Property. None of the Company, TMMPT or any TMMPT Subsidiary has licensed any other Person (other than the Company or an other TMMPT Subsidiary) to use any of the Intellectual Property. Each of the Company, TMMPT and each TMMPT Subsidiary has taken all necessary action to protect the portion of the Intellectual Property it owns. None of Seller, the Company, TMMPT or any TMMPT Subsidiary has received any notice of any infringement or misappropriation by, or conflict from, any Person with respect to the Intellectual Property, and no claim exists, or, to Seller's Knowledge, is threatened, by any Person contesting the validity of any of the Intellectual Property. Further, none of Sellers, the Company, TMMPT or any TMMPT Subsidiary has received any notice of any infringement, misappropriation or violation by a Seller, the Company, TMMPT or any TMMPT Subsidiaries of any intellectual property rights of any other Person.

          (r)    Tax Matters.

            (i)    The Company, TMMPT and each TMMPT Subsidiary, as applicable, have filed all Tax Returns and reports required by (and in compliance with) applicable laws or competent Authorities. All such Tax Returns were true, correct and complete as filed. There are no tax sharing agreements that will require any payment by the Company, TMMPT or any TMMPT Subsidiary after the date of this Agreement, except as expressly created hereunder.

            (ii)   All Taxes imposed upon other Persons but collected or to be collected by the Company, TMMPT or any TMMPT Subsidiary on behalf of some Authority and which are due and payable or are accrued and related to the period on or before the Closing Date have been or will be paid on or before the Closing Date, except for those being contested in good faith and as set forth in Schedule 3.02(r)(ii). All Taxes that the Company, TMMPT or any TMMPT Subsidiary is required by applicable law to withhold or collect have been duly withheld and collected and, to the extent due and payable, have been paid over to the proper Authority.

            (iii)  Except as set forth in Schedule 3.02(r)(iii), there are no Liens for Taxes or litigation upon, pending against or threatened against the Company, TMMPT, any TMMPT Subsidiary, any asset of the Company, TMMPT or any TMMPT Subsidiary, or any Real Property. In addition, none of Sellers, the Company, TMMPT or any TMMPT Subsidiaries has received written or, to Seller's Knowledge, oral, notice of any Tax deficiency outstanding or assessed against or allocable to the Company, TMMPT or any TMMPT Subsidiary, nor has the Company, TMMPT or any TMMPT Subsidiary executed any (A) waiver of any statute of limitations on the assessment or collection of any Tax, or (B) agreement now in effect extending the period for assessment or collection of any Taxes against the Company, TMMPT or any TMMPT Subsidiary.

            (iv)  The provisions for Taxes reflected in the Latest Financial Information are true and accurate for all Tax liabilities of the Company, TMMPT and each TMMPT Subsidiary, whether or not yet due and payable, and for all periods up to and including the date of such information, and such provisions are adequate for all Tax liabilities of the Company, TMMPT and each TMMPT Subsidiary, whether or not yet due and payable. The Company, TMMPT and the TMMPT Subsidiaries have no liability for any Taxes, other than those set forth in the Latest Financial Information.

            (v)   True and correct copies of any and all rulings on Taxes related or applicable to a Seller, the Company, TMMPT or any TMMPT Subsidiary (such rulings on Taxes and any supplements, additions, replacements or other modifications thereof are collectively, the "Tax Rulings") have been furnished by Seller to FSC prior to the date of this Agreement or will be furnished to Purchaser or FSC within five (5) days after the date of this Agreement. Sellers, the Company, TMMPT and each TMMPT Subsidiary and their respective officers, directors, agents and employees have complied in all material respects with all Tax Rulings, and the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated under this Agreement and under the Ancillary Agreements do not violate or conflict with any Tax Rulings.

          (s)    Employees.

            (i)    Schedule 3.02(s)(i) lists the names of all employees of the Company, TMMPT and each TMMPT Subsidiary, if any, on the date of this Agreement, states the total number of employees and indicates for each such employee (A) its employer, (B) full-time, part-time or temporary status, (C) annual salary, wages and other compensation payable (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), (D) date of employment and (E) position.

            (ii)   To Seller's Knowledge, no executive employee of the Company, TMMPT or any TMMPT Subsidiary and no group of employees of the Company, TMMPT or any TMMPT Subsidiary has any plans to terminate their respective employment, except for the Persons identified on Schedule 3.02(s)(ii). The Company, TMMPT and each TMMPT Subsidiary has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. None of the Company, TMMPT or any TMMPT Subsidiary has any material labor relations problem pending and each of their labor relations is satisfactory. To Seller's Knowledge, no employee of the Company, TMMPT or any TMMPT Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Company's, TMMPT's and each TMMPT Subsidiary's business. No employee or former employee of the Company, TMMPT or any TMMPT Subsidiary has any claim with respect to any of the Intellectual Property.

          (t)    Employee Benefits.

            (i)    The Company, TMMPT and each TMMPT Subsidiary has maintained and maintains those employee benefit, welfare and retirement plans required by applicable federal, provincial, state and local laws and any other legal requirement of Mexico (each a "Plan" and collectively, the "Plans") and, except for such required Plans or as set forth in Schedule 3.02(t), none of the Company, TMMPT or any TMMPT Subsidiary has any other plans, contracts, programs and arrangements, whether written or oral, including, but not limited to, pension and welfare benefits, deferred compensation, supplemental retirement, severance pay, salary continuation, stock purchase, stock option, and other employee benefit plans, programs, policies or arrangements providing benefits to any of its employees or former employees.

            (ii)   With respect to the Plans, the Company, TMMPT and each TMMPT Subsidiary, as applicable, is and has been in compliance with all applicable laws, rules and regulations and has performed all obligations required to be performed by it under the Plans.

            (iii)  Except as set forth in Schedule 3.02(t), there are no actions, suits or claims pending or threatened against the Company, TMMPT or any TMMPT Subsidiary with respect to any Plan, against any Plan or against the assets of any Plan.

            (iv)  All funding obligations of the Company, TMMPT and the TMMPT Subsidiaries due and payable on or before the Closing Date under the Plans have been, or will be satisfied as of the Closing Date.

            (v)   As of the Closing Date, the Company, TMMPT and each TMMPT Subsidiary will (A) be in compliance with all of the provisions of the Mexican Federal Labor Law (Ley Federal del Trabajo), the Mexican Retirement Systems Savings Law (Ley de los Sistemas de Ahorro para el Retiro), the Mexican Social Security Law (Ley del Seguro Social) and the Mexican Institute's of Employees Housing Fund Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores), and (B) have paid all quotas pursuant to the laws referred to in (A) above.

          (u)    Legal Proceedings.    There are no actions, suits, proceedings, orders or investigations pending or, to Seller's Knowledge, threatened against the Company, TMMPT or any TMMPT Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for those identified in Schedule 3.02(u). Further, there are no penalties or damages imposed against the Company, TMMPT or any TMMPT Subsidiary or other amounts owing by the Company, TMMPT or any TMMPT Subsidiary in connection with any actions, suits, proceedings, orders or investigations.

          (v)    Non-competition Agreements.    Except as set forth in Schedule 3.02(v), none of the Company, TMMPT or any TMMPT Subsidiary has entered into any non-competition agreement with any Person that could have a Material Adverse Effect with respect to the Company, TMMPT or any TMMPT Subsidiary.

          (w)    Insurance.    Schedule 3.02(w) lists and briefly describes each insurance policy maintained by or for the Company, TMMPT and each TMMPT Subsidiary and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. None of the Company, TMMPT or any TMMPT Subsidiary is in default with respect to its obligations under any of such insurance policies.

          (x)    Affiliated Transactions; Compliance with Mexican Market Price Provisions.    Except for the transactions contemplated by this Agreement or any Ancillary Agreement, to Seller's Knowledge no officer, director or employee of the Company, TMMPT or any TMMPT Subsidiary or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively "Insiders"), has any agreement with the Company, TMMPT or any TMMPT Subsidiary (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company, TMMPT or any TMMPT Subsidiary. To Seller's Knowledge, none of the Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company, TMMPT or any TMMPT Subsidiary or in any Person from whom or to whom the Company, TMMPT or any TMMPT Subsidiary leases any property, or in any other Person with whom the Company, TMMPT or any TMMPT Subsidiary transacts business of any nature. For purposes of this Section 3.02(x), the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee. Further, all affiliated party transactions entered into by any of the Company, TMMPT or any TMMPT Subsidiary on or before the Closing Date, including, but not limited to, this Agreement and the Ancillary Agreements, (i) comply with market price provisions under the applicable federal, provincial, state and local laws and regulations and all other legal requirements of Mexico, and (ii) were entered into with commercially reasonable terms and at market value.

          (y)    Officers and Directors; Bank Accounts.    Schedule 3.02(y) lists all officers and directors of the Company, TMMPT and each TMMPT Subsidiary and all of bank accounts of the Company, TMMPT and each TMMPT Subsidiary (designating each authorized signer).

          (z)    Disclosure.    None of this Agreement, any of the Schedules or Exhibits, any of the documents delivered by or on behalf of Seller, the Company or any of the TMMPT Subsidiaries or any of the Latest Financial Information, taken as a whole, contains any untrue statement of a material fact regarding the Company, TMMPT or any TMMPT Subsidiary or their respective businesses. Further, this Agreement, the Schedules, the Exhibits, documents delivered by or on behalf of Seller, the Company or any of the TMMPT Subsidiaries and the Latest Financial Information, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact to Seller's Knowledge which has not been disclosed to Purchaser which has or could reasonably be anticipated to have a Material Adverse Effect with respect to the Company, TMMPT or any TMMPT Subsidiary.

        3.03    Representations and Warranties of Purchasers.    Purchasers hereby jointly and severally represent and warrant to Sellers as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

          (a)    Incorporation and Corporate Power.    MPTH is a corporation duly organized, validly existing and in good standing under the laws of Mexico, and has the requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted (including, but not limited to, the corporate power to participate in the purchase of the Stock and the execution and delivery of this Agreement and, as applicable, the Ancillary Agreements). Each of FSC and SSA Mexico is a corporation duly organized and validly existing under the laws of the state of Washington, and has the requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted (including, but not limited to, the corporate power to participate in the purchase of the Stock and the execution and delivery of this Agreement and, as applicable, the Ancillary Agreements).

          (b)    Execution, Delivery; Valid and Binding Agreements.    The execution, delivery and performance by each Purchaser of this Agreement and any Ancillary Agreement to which a Purchaser or FSC is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of each Purchaser or FSC, as applicable, and no other corporate proceedings on a Purchaser's or FSC's part are necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements. This Agreement has been, and all Ancillary Agreements to which a

  Purchaser or FSC is a party, shall be duly executed and delivered by such Purchaser or FSC, as applicable, and shall constitute the valid and binding obligation of such Purchaser or FSC, as applicable, enforceable against such Purchaser or FSC in accordance with their terms.

          (c)    Breach.    Except as set forth on Schedule 3.03(c) and assuming receipt of the Authorizations described in Section 3.03(d), the execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements to which a Purchaser or FSC is a party, and the consummation of the transactions contemplated under this Agreement and under the Ancillary Agreements to which a Purchaser or FSC is a party, do not: (i) conflict with or result in any breach of any of the provisions of, or constitute a default under, (A) any of FSC's, MPTH's or SSA Mexico's respective Organizational Documents or resolutions of the board of directors or stockholders of FSC, MPTH or SSA Mexico, (B) any indenture, mortgage, lease, loan agreement or other contract or instrument by which a Purchaser or FSC is bound or affected, or (C) any law, statute, rule or regulation or order, judgment or decree to which a Purchaser or FSC is subject; or (ii) require any authorization, consent, approval, exemption or other action by or notice to any Authority (other than the Authorizations listed on Schedule 3.03(d)), under (A) the provisions of the Organizational Documents of a Purchaser or FSC, (B) the provisions of any indenture, mortgage, lease, loan agreement or other contract or instrument by which a Purchaser or FSC is bound or affected, or (C) any law, statute, rule or regulation or order, judgment or decree to which a Purchaser or FSC is subject, all of which shall be obtained as a condition precedent to each Seller's performance of its obligations hereunder as set forth below in Article V.

          (d)    Governmental Authorities; Consents.    Except for the Authorizations described on Schedule 3.03(d), none of Purchasers or FSC is required to submit any notice, report or other filing with any Authority in connection with the execution or delivery of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated under this Agreement or any Ancillary Agreement, and no consent, approval or authorization of any Authority or any other Person is required to be obtained by a Purchaser or FSC in connection with the execution, delivery and performance of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated under this Agreement or any Ancillary Agreement.

          (e)    Brokerage.    No Person shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based on any contract made by or on behalf of a Purchaser.

ARTICLE IV
 Certain Covenants

        4.01    Conduct of the Company; No Shop or Sale.

          (a)   Between the date of this Agreement and the Closing Date, Sellers will cause, and will cause Grupo TMM to cause, the business and operations of the Company, TMMPT and each TMMPT Subsidiary to be conducted only in the ordinary course of the business and operations of the Company, TMMPT and each TMMPT Subsidiary, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's, TMMPT's and each TMMPT Subsidiary's past custom and practice.

          (b)   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Sellers will not, and will not allow Grupo TMM to: (i) directly or indirectly, through any Affiliate, officer, director, agent, employee or otherwise, solicit, initiate or encourage submission of any proposal or offer from any Person relating to any acquisition of the Stock, the TMMPT Stock or the business of the Company or TMMPT, or all or a material portion of the assets of the Company or TMMPT, or other similar transactions or business combination involving the business of the Company, TMMPT, the Stock or the TMMPT Stock; or (ii) participate in any negotiations or discussions regarding or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek such acquisition or other transaction. Each Seller will inform any Person making inquiry with respect to the Company, TMMPT, the Stock or the TMMPT Stock of the terms and conditions of this Section 4.01 without revealing any additional information regarding this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, and will inform Purchasers and FSC of any such inquiry.

          (c)   Between the date of this Agreement and the Closing Date, Sellers will not, and will not allow Grupo TMM to, sell, pledge, transfer or otherwise place any Stock Lien on any portion of the Stock (except for the contribution to DNE of the portion of the Stock directly owned by Grupo TMM) or allow the Company to sell, pledge, transfer or otherwise place any Stock Lien on any portion of the TMMPT Stock.

        4.02    Access to Books and Records.    Between the date of this Agreement and the Closing Date, Sellers shall cause the Company, TMMPT and each TMMPT Subsidiary to afford to Purchasers, FSC and their respective Affiliates and authorized representatives (collectively, the "Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, TMMPT and each TMMPT Subsidiary, and otherwise provide such assistance as is reasonably requested by Purchasers, FSC or any Representative in order that Purchasers and FSC may have a full opportunity to make such investigation and evaluation as they may reasonably desire to make of the business and affairs of the Company, TMMPT and each TMMPT Subsidiary. In addition, Sellers shall cause the Company, each TMMPT Subsidiary and their respective officers and directors to cooperate fully (including providing introductions where necessary) with Purchasers, FSC and the Representatives to enable Purchasers and FSC to contact such Persons, including, but not limited to, customers, prospective customers, specifying agencies, vendors or suppliers of the Company, TMMPT or any TMMPT Subsidiary, as Purchasers, FSC or any Representative deems reasonably necessary to complete its due diligence.

        4.03    Conditions.    Sellers and Purchasers shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article V to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible.

        4.04    No-Hire; Non-Compete.

          (a)   During the period that commences on the Closing Date and ends on the fifth anniversary of the Closing Date, no Seller or any Affiliate of a Seller (including, without limitation, Grupo TMM) will employ (or attempt to employ or interfere with any employment relationship with) any employee of the Company, TMMPT or any TMMPT Subsidiary.

          (b)   As an inducement for Purchasers to enter into this Agreement and as additional consideration for the consideration to be paid to Seller under this Agreement, during the period that commences on the Closing Date and ends on the fifth anniversary of the Closing Date, no Seller or any Affiliate of a Seller (including, without limitation, Grupo TMM) will, directly or indirectly, engage in, acquire, own or hold a business anywhere in Mexico that competes with the business of the Company, TMMPT or any TMMPT Subsidiary as conducted prior to the Closing Date, including as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. Ownership by a Seller or its Affiliate, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange will not constitute a breach of this Section 4.04.

          (c)   Sellers acknowledge that Purchasers have required that Sellers make the agreements in this Section 4.04 as a condition to Purchasers' acquisition of the Stock and consummation of the transactions contemplated by this Agreement. Sellers acknowledge that the restrictions and agreements contained in this Section 4.04 are reasonable (including, without limitation, with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of the Company, TMMPT and the TMMPT Subsidiaries, including the preservation of the business of the Company, TMMPT and the TMMPT Subsidiaries, and that violation or breach of this Section 4.04 will cause substantial and irreparable harm to the Company, TMMPT and the TMMPT Subsidiaries that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law which may be available to a Purchaser, the Company, TMMPT or any TMMPT Subsidiary for such violation or breach and regardless of any other provision contained in this Agreement, each Purchaser will be entitled to injunctive and other equitable relief restraining such violation (without any requirement that such Purchaser, the Company, TMMPT or any TMMPT Subsidiary provide any bond or other security).

          (d)   In the event of a violation or breach by a Seller of any agreement set forth in this Section 4.04, the term of such agreement will be extended by the period of the duration of such violation or breach.

          (e)   If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.04 is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (f)    Notwithstanding anything to the contrary contained in this Agreement, the non-competition provisions of this Section 4.04 will not prohibit the following:

            (i)    Grupo TMM's or any of its Affiliates' ownership interest in API Acapulco;

            (ii)   any and all operations of a Seller, Grupo TMM or any of their respective Affiliates at the port of Tuxpan, in the State of Veracruz, Mexico ("Tuxpan Operations"), provided, that (A) Sellers and Grupo TMM, on behalf of themselves and their respective Affiliates, shareholders, principals and key executives, hereby grant to MPTH (or its designated Affiliate), and MPTH (or its designated Affiliate) hereby has, a right of first refusal to participate in any and all Tuxpan Operations as at least a forty-nine percent (49%) shareholder, partner or other equity holder of each and every entity engaged in any or all of the Tuxpan Operations, (B) Sellers and Grupo TMM will notify MPTH of any opportunity to engage in, acquire, own or hold a business engaged in any or all of the Tuxpan Operations well in advance of such engagement, acquisition, ownership or holding to provide MPTH with sufficient time to evaluate and, if desired, exercise its right to participate in the Tuxpan Operations, and (C) if MPTH (or its designated Affiliate) does not exercise its right of first refusal to participate, Sellers, Grupo TMM or any of their respective Affiliates may freely engage in the Tuxpan Operations; and

            (iii)  any and all operations of a Seller, Grupo TMM or any of their respective Affiliates at the port of Lazaro Cárdenas in the State of Michoacan, Mexico ("Lazaro Operations"), provided, that (A) Sellers and Grupo TMM, on behalf of themselves and their respective Affiliates, shareholders, principals and key executives, hereby grant to MPTH (or its designated Affiliate), and MPTH (or its designated Affiliate) hereby has, a right of first refusal to participate in any and all Lazaro Operations as at least a forty-nine percent (49%)

    shareholder, partner or other equity holder of each and every entity engaged in any or all of the Lazaro Operations, (B) Sellers and Grupo TMM will notify MPTH of any opportunity to engage in, acquire, own or hold a business engaged in any or all of the Lazaro Operations well in advance of such engagement, acquisition, ownership or holding to provide MPTH with sufficient time to evaluate and, if desired, exercise its right to participate in the Lazaro Operations, and (C) if MPTH (or its designated Affiliate) does not exercise its right of first refusal to participate, Sellers, Grupo TMM or any of their respective Affiliates may engage in any and all Lazaro Operations other than those comprising or otherwise involving the operation of a container terminal.

          (g)   Sellers will obtain from Grupo TMM a written document executed by Grupo TMM, in form and substance acceptable to Grupo TMM, Purchasers and FSC (the "Grupo TMM Non-Competition Agreement"), pursuant to which Grupo TMM, for itself and on behalf of its Affiliates, principal shareholders and Javier Segovia Serrano, (i) acknowledges and agrees to the terms and conditions of this Section 4.04 and agrees to be bound by such terms and conditions, and (ii) without limiting the generality of the foregoing, grants to MPTH (or its designated Affiliate) a right of first refusal to participate in (A) any and all Tuxpan Operations and (B) any and all Lazaro Operations as at least a forty-nine percent (49%) shareholder, partner or other equity holder of each and every entity engaged in any or all of the Tuxpan Operations or the Lazaro Operations under the terms of Section 4.04(f).

        4.05    SSA Mexico and Grupo TMM Waivers.

          (a)   Effective as of the Closing, SSA Mexico waives any co-sale rights, rights of first refusal or similar rights that SSA Mexico may have relating to the acquisition of the Stock or the indirect transfer of ultimate beneficial ownership of the TMMPT Stock under the terms of this Agreement, whether conferred by the Company's Organizational Documents, by TMMPT's Organizational Documents, by contract, by understanding or otherwise.

          (b)   Sellers will obtain from Grupo TMM a written document executed by Grupo TMM, in form and substance acceptable to Purchasers (the "Grupo TMM Waiver"), pursuant to which, among other things, Grupo TMM, effective as of the Closing, (i) waives any co-sale rights, rights of first refusal or similar rights that Grupo TMM may have relating to Purchasers' acquisition of the Stock, any subsequent disposition of any portion of the Stock by a Purchaser or any other Person or the indirect transfer of ultimate beneficial ownership of the TMMPT Stock under this Agreement or any subsequent transaction, whether conferred by the Company's Organizational Documents, by TMMPT's Organizational Documents, by contract, by understanding or otherwise, and (ii) unconditionally and irrevocably waives any right or claim Grupo TMM might have to receive from Purchasers or, for any reason and based on any theory, to avoid or recover, or otherwise recover, from The Bank of New York, the Series 2001-A Certificateholders and the Series 2002-A Certificateholders (and their respective officers, directors, employees, agents and advisors) or any other Person designated to receive payment under Section 2.03(d) or Section 2.04(d)(i), any portion of the Purchase Price, the Excess Cash Balance or any other amounts to the extent such amounts are paid by Purchaser, directly or indirectly, to The Bank of New York, the Series 2001-A Certificateholders, the Series 2002-A Certificateholders or any other Person designated to receive payment under Section 2.03(d) or Section 2.04(d)(i).

        4.06    Transition Services Agreement.    Effective as of the Closing Date, Sellers will cause Grupo TMM to entered into a transition services agreement with TMMPT on terms and conditions satisfactory to Grupo TMM, Purchasers and FSC (the "Transition Services Agreement"), pursuant to which, among other things, Grupo TMM will agree to provide TMMPT with certain administrative, consulting, technical and other services for a term of four (4) months (unless earlier terminated by mutual agreement of Grupo TMM and TMMPT) for a fixed monthly fee equal to US$150,000 on terms and conditions agreed to by Purchasers, FSC, TMMPT and Grupo TMM.

        4.07    Post Closing Cooperation.    Following the Closing Date, Sellers will assist, and will cause Grupo TMM to assist, the Company, TMMPT and the TMMPT Subsidiaries in maintaining their respective stevedoring accounts and customers, in maintaining their respective interests in and to the Intellectual Property and the transfer and use of the TMMPT NOL's.

        4.08    Guaranties.

          (a)    Grupo TMM Guaranty.    As additional consideration for Purchasers agreeing to purchase the Stock, Sellers will cause Grupo TMM to guaranty any and all obligations and agreements made or assumed by Sellers under this Agreement, any Ancillary Agreement to which a Seller is a party or any of the transactions contemplated by this Agreement or any Ancillary Agreement to which a Seller is a party by executing and delivering to Purchasers a guaranty in the form or substantially in the form of Exhibit F (the "Grupo TMM Guaranty").

          (b)    FSC Guaranty.    As additional consideration for Sellers agreeing to sell the Stock, Purchasers will cause FSC to guaranty any and all obligations and agreements made or assumed by Purchasers under this Agreement, any Ancillary Agreement to which a Purchaser is a party or any of the transactions contemplated by this Agreement or any Ancillary Agreement to which a Purchaser is a party by executing and delivering to Sellers a guaranty in the form or substantially in the form of Exhibit G (the "FSC Guaranty").

        4.09    Release and Waiver of Certain Claims by Sellers and Purchasers.

          (a)   Each Seller unconditionally and irrevocably waives any right or claim it might have to receive from Purchasers or, for any reason and based on any theory, to avoid or recover, or otherwise recover, from The Bank of New York, the Series 2001-A Certificateholders and the Series 2002-A Certificateholders (and their respective officers, directors, employees, agents and advisors) or any other Person designated to receive payment under Section 2.03(d) or Section 2.04(d)(i), any portion of the Purchase Price, the Excess Cash Balance or any other amounts to the extent such amounts are paid by Purchaser, directly or indirectly, to The Bank of New York, the Series 2001-A Certificateholders, the Series 2002-A Certificateholders or any other Person designated to receive payment under Section 2.03(d) or Section 2.04(d)(i).

          (b)   Each Purchaser waives and releases any claim it may have, for any reason and based on any theory, to avoid or recover, or otherwise recover from The Bank of New York, the Series 2001-A Certificateholders and the Series 2002-A Certificateholders (and their respective officers, directors, employees, agents and advisors), any portion of the Purchase Price, the Excess Cash Balance or any other amounts paid, directly or indirectly, to The Bank of New York, the Series 2001-A Certificateholders or the Series 2002-A Certificateholders in respect, or from the proceeds, of Seller's sale of the Stock to the Purchaser; provided, that such waiver shall not adversely affect the right of a Purchaser to bring any action against a Seller or Grupo TMM in respect of such sale. Without limitation of the foregoing, the Parties agree that none of The Bank of New York, the Series 2001-A Certificateholders or the Series 2002-A Certificateholders shall have any obligation to return or refund amounts received by it after application of Section 2.04(d).

        4.10    Debt Cancellation and Payment.

          (a)   Effective as of the Closing, each Seller waives and releases any claim it might have against the Company, TMMPT or any TMMPT Subsidiary and irrevocably offers to terminate any agreement, understanding, contract or other arrangement between such Seller and the Company, TMMPT or any TMMPT Subsidiary at no cost to the Company, TMMPT or any TMMPT Subsidiary, except for (i) this Agreement and any Ancillary Agreement to which such Seller is a party and (ii) any trade accounts payable by the Company, TMMPT or any TMMPT Subsidiary arising in the ordinary course of business that have not yet become due. Each Seller will, and will cause each Affiliate of such Seller (including, without limitation, Grupo TMM) to, repay, in full, prior to the Closing, all indebtedness owed to the Company, TMMPT or any TMMPT Subsidiary by such Person, except (i) for the indebtedness described on Schedule 4.10(a), and (ii) any trade accounts payable to the Company, TMMPT or any TMMPT Subsidiary arising in the ordinary course of business that have not yet become due.

          (b)   Effective as of the Closing, Sellers will obtain from Grupo TMM a written document executed by Grupo TMM and effective as of the Closing Date, in form and substance acceptable to Purchasers and FSC, pursuant to which Grupo TMM (for itself and each of its Affiliates) waives and releases any claim it might have against the Company, TMMPT or any TMMPT Subsidiary and irrevocably offers to terminate any agreement, understanding, contract or other arrangement between Grupo TMM or any of its Affiliates and the Company, TMMPT or any TMMPT Subsidiary at no cost to the Company, TMMPT or any TMMPT Subsidiary, except (i) for this Agreement, any Ancillary Agreement to which Grupo TMM or any of its Affiliates is a party and (ii) any trade accounts payable by the Company, TMMPT or any TMMPT Subsidiary arising in the ordinary course of business that have not yet become due.

          (c)   Effective as of the Closing, each Seller and each Purchaser will cause each of the Company, TMMPT and each TMMPT Subsidiary to waive and release any claim it might have against a Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM and irrevocably offer to terminate any agreement, understanding, contract or other arrangement between the Company, TMMPT or any TMMPT Subsidiary and such Seller, Grupo TMM or such Affiliate of a Seller or Grupo TMM at no cost to such Seller, Grupo TMM or such Affiliate of a Seller or Grupo TMM, except for (i) this Agreement and any Ancillary Agreement to which the Company, TMMPT or any TMMPT Subsidiary is a party and (ii) any trade accounts payable by a Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM arising in the ordinary course of business that have not yet become due. Each Seller and each Purchaser will cause the Company, TMMPT and any TMMPT Subsidiary to, repay, in full, prior to the Closing, all indebtedness owed to a Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM by such Person, except (i) for the indebtedness described on Schedule 4.10(a), and (ii) any trade accounts payable to a Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM arising in the ordinary course of business that have not yet become due.

        4.11    Post Closing Access.    After the Closing Date, each Seller will afford to Purchasers, their respective accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of such Seller pertaining to each of the Company, TMMPT and the TMMPT Subsidiaries.

        4.12    Further Assurances.    Sellers and Purchasers agree to use commercially reasonable efforts to achieve the goals of this Agreement, and to execute and deliver to any Authority or other Person all documents, notices or communications, or make any filings or registrations and obtain whatever governmental or other authorizations shall be reasonably necessary for the consummation of the transactions contemplated by this Agreement. Although Sellers understand that under the laws of Mexico, any agreement that restricts or limits the right to vote shares of a corporation organized under the laws of Mexico is not valid, Sellers shall cause the general shareholders meeting of the Company, TMMPT and each TMMPT Subsidiary, as the case may be, to adopt all resolutions and take all actions that may be reasonably necessary or convenient in order for each of the transactions contemplated by this Agreement or any Ancillary Agreement to take place as provided in this Agreement.

        4.13    Tax Responsibility.    Sellers will be solely responsible and liable for any Tax arising from or attributable to the sale and purchase of the Stock under this Agreement (including, without limitation, any Tax or other obligation or liability arising from or attributable to the deconsolidation of the Company, TMMPT or any TMMPT Subsidiary from Grupo TMM's or any of its Affiliates' consolidated group).

        4.14    Certain Limitations.    Notwithstanding anything to the contrary contained in this Article IV (including, without limitation, Section 4.01) or elsewhere in this Agreement or otherwise, the Parties acknowledge and agree that neither this Agreement nor any other agreement or document executed by a Seller or Grupo TMM or any of their respective Affiliates in connection with this Agreement shall reduce, modify, change, restrict or adversely affect in any way either (i) the duties, obligations or liabilities of a Seller, Grupo TMM or, at anytime prior to but not after the Closing, the Company or (ii) the rights, benefits and remedies of The Bank of New York, the Series 2001-A Certificateholders and the Series 2002-A Certificateholders, in either case, under the Newco Port Option and Put Agreements (as that term is defined in the MTA) or any other Transaction Document (as that term is defined in the MTA).

        4.15    API Acapulco.    As of the date of this Agreement, Grupo TMM owns, beneficially and of record, all right, title and interest in and to fifty-one percent (51%) of the issued and outstanding capital stock of API Acapulco, free and clear of any Stock Lien and SSA Mexico owns, beneficially and of records, all right, title and interest in and to forty-nine percent (49%) of the issued and outstanding capital stock of API Acapulco, free and clear of any Stock Lien. At the Closing, the above described ownership structure of API Acapulco will remain unchanged.

        4.16    Profit Sharing Savings.    Each Seller acknowledges and agrees that (a) a Seller or an Affiliate of a Seller has received an aggregate amount of US$3,000,000 (the "Profit Sharing Payment") as payment in full for Sellers' collective portion of the 2003 Profit Sharing Savings, and (b) no Seller or any Affiliate of a Seller is entitled to receive any amount attributable to or arising out of the 2003 Profit Sharing Savings, except for the Profit Sharing Payment already paid to a Seller or an Affiliate of a Seller. Each Seller unconditionally and irrevocably waives any right or claim it might have to receive any additional portion of the estimated or actual 2003 Profit Sharing Savings, and each Purchaser unconditionally and irrevocably waives any right or claim it might have to recover from a Seller or any Affiliate of a Seller a portion of the Profit Sharing Payment by reason of any deduction or other adjustment to the estimated or actual 2003 Profit Sharing Savings.

        4.17    Certain Post Signing Deliveries.

          (a)   At least five (5) days prior to the Closing Date, Sellers will deliver to Purchasers or FSC true and correct copies of any and all amendments, restatements, supplements and other modifications made to the MTA, the Supplements or Port Option and Put Agreements (as such terms are defined in the MTA) as contemplated in Section 5.03(ii).

          (b)   Within five (5) days after the date of this Agreement, Sellers will deliver to Purchasers true and correct copies of (i) the unaudited balance sheet and related financial statements as of March 31, 2003 of DNE, (ii) the unaudited balance sheet and related financial statements as of March 31, 2003 of Inmobiliaria, (iii) the unaudited balance sheet and related financial statements as of March 31, 2003 of the Company, and (iv) Schedules 3.02(n)(ii), 3.02(n)(v), 3.02(o), 3.02(p), 4.10(a), 4.21 and 6.03(a). Upon Purchasers receipt of Schedules 3.02(n)(ii), 3.02(n)(v), 3.02(o), 3.02(p), 4.10(a), 4.21 and 6.03(a), each such Schedule will become apart of and be incorporated in this Agreement without further action of the Parties, unless Purchasers, in their sole discretion, object to the form or content of any such Schedule.

        4.18    Name Change.    Within a reasonable time after the Closing, Purchasers will cause each of the Company, TMMPT and each TMMPT Subsidiary, as applicable, to change its name to exclude the use of "TMM".

        4.19    Survival of Master Agreement.    The Parties acknowledge and agree that nothing contained in this Agreement or any Ancillary Agreement, and none of the transactions contemplated under this Agreement or any Ancillary Agreement, will amend, replace, supplement, terminate or otherwise modify any term, provision, condition or other portion of the Master Agreement and the Master Agreement will continue in full force and effect pursuant to its own terms and conditions, including, without limitation, the indemnification obligations and rights set forth in Clause Sixth, Paragraph (A), subparagraph 1. of the Master Agreement related to (i) the method, procedure or means used to amortize the Trademarks Appraisal or any other valuation assigned to the assets of the Company, TMMPT or any TMMPT Subsidiary, the Contracts or the Port Division in connection with the transactions contemplated by the Master Agreement and (ii) the determination or attempted use of the TMMPT NOL's or the attempted transfer of any financial benefit of the TMMPT NOL's to Grupo TMM or its Affiliates.

        4.20    Contribution to DNE.    Prior to the Closing, DNE will cause Grupo TMM to contribute to DNE the portion of the Stock directly owned by Grupo TMM, such that immediately prior to the Closing (a) DNE will own directly, beneficially and of record, all right, title and interest in and to all but one (1) share of the Stock and Inmobiliaria will still own directly, beneficially and of record, all right, title and interest in and to one (1) share of the Stock and (b) Sellers will be the only shareholders of the Company; provided, that the form and substance of the agreements, certificates, corporate resolutions and other documents (collectively, the "Contribution Documents") to be executed and delivered by Grupo TMM, DNE or any other Person to effect such contribution to DNE of the portion of the Stock directly owned by Grupo TMM will be subject to the approval of Purchasers and The Bank of New York, acting at the direction of the Series 2001-A Certificateholders and the Series 2002-A Certificateholders.

        4.21    Replacement of TMM Guaranties.    Within a reasonable time after the Closing, Purchasers will cause each of the Company, TMMPT and each TMMPT Subsidiary, as applicable, to obtain guaranties (fianzas), bonds or other surety arrangements to replace the TMM Guaranties listed on Schedule 4.21.

ARTICLE V
 Conditions to Closing.

        5.01    Conditions Precedent to Purchasers' Obligations.    The obligation of each Purchaser to take the actions required to be taken by it at the Closing are subject to the fulfillment of each of the following conditions, unless waived by each Purchaser and FSC:

          (a)    Representations and Warranties Are True At Closing; Performance of Obligations.    Each of the representations and warranties of a Seller contained in this Agreement shall be true and correct. Each Seller shall, on or before the Closing Date, have performed all of its obligations hereunder which by the terms of this Agreement are to be performed on or before the Closing Date.

          (b)    Authorizations and Consents.    All Authorizations, Permits, approvals and consents required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or the necessity therefore shall have been waived by the Authority or other Person whose consent would otherwise be required, or alternate lawful arrangements satisfactory to Purchasers shall have been made so as to enable Purchasers to purchase the Stock, for Purchasers, the Company and SSA Mexico to collectively own, directly or indirectly, all of the issued and outstanding shares of stock of TMMPT and for the Company, TMMPT and the TMMPT Subsidiaries to be able to operate in a manner consistent with the operation thereof immediately prior to the Closing Date.

          (c)    Release of Liens.    Purchasers shall have received a copy of the Company's file at the Public Commerce Registry issued within twenty (20) days prior to the Closing reflecting that there are no Liens of record with respect to the assets of the Company, TMMPT or any TMMPT Subsidiary, except as expressly provided in this Agreement.

          (d)    Litigation.    No litigation shall be pending or threatened (i) challenging or seeking to prevent or delay consummation of the sale and purchase of the Stock contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Purchasers of any portion of the Stock or the business or assets of the Company, TMMPT or any TMMPT Subsidiary, or to compel a Purchaser or any of its Affiliates or the Company, TMMPT or any TMMPT Subsidiary to dispose of, or to hold separately, or to make any change in any portion of the business or assets of a Purchaser or any of its Affiliates or of the Company, TMMPT or any TMMPT Subsidiary, as a result of the transactions contemplated by this Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by a Purchaser of, or to impose material limitations on the ability of a Purchaser to exercise full rights of ownership of, any of the Stock, (v) seeking to require direct or indirect transfer of sale by the Company or SSA Mexico of, or to impose material limitations on the ability of the Company or SSA Mexico to exercise full rights of ownership of, any of the shares of stock of TMMPT or (vi) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Purchaser, the Company, TMMPT, any TMMPT Subsidiary or any of their respective officers or directors.

          (e)    No Legal Restriction.    No law, regulation or rule shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Authority that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 5.01(d);

          (f)    No Severe Material Adverse Effect.    No Severe Material Adverse Effect shall have occurred with respect to the Company, TMMPT or any TMMPT Subsidiary, including, without limitation, the Company's, TMMPT's or any TMMPT Subsidiary's operations and related earnings before interest, taxes, depreciation and amortization subsequent to December 31, 2002.

          (g)    Financing.    Purchasers shall have obtained on terms and conditions satisfactory to them the financing they need in order to consummate the transactions contemplated by this Agreement.

          (h)    Contribution Documents.    Sellers shall have delivered to Purchasers copies of the Contribution Documents duly executed and delivered by Grupo TMM, DNE and any other Person required to execute such Contribution Documents, and written evidence of The Bank of New York's approval of the final form and substance of the Contribution Documents.

          (i)    Stock Lien Release.    Sellers shall have delivered the Stock Lien release described at Section 2.03(b)(xii) duly executed and delivered by The Bank of New York.

          (j)    Review of Certain Documents and Schedules.    Purchaser and FSC shall be, in their sole discretion, fully satisfied with the results of their review of the unaudited balance sheet and related financial statements as of March 31, 2003 of TMMPT, the unaudited balance sheet and related financial statements as of March 31, 2003 of DNE, the unaudited balance sheet and related financial statements as of March 31, 2003 of Inmobiliaria, the unaudited balance sheet and related financial statements as of March 31, 2003 of the Company and Schedules 3.02(n)(ii), 3.02(n)(v), 3.02(o), 3.02(p), 4.10(a), 4.21 and 6.03(a) and the business, legal, environmental and accounting due diligence regarding the Company, TMMPT and each TMMPT Subsidiary related to such documents and Schedules.

        5.02    Conditions Precedent to Sellers' Obligations.    The obligation of each Seller to take the actions required to be taken by it at the Closing are subject to the fulfillment of each of the following conditions, unless waived by each Seller:

          (a)    Performance of Obligations.    Each Purchaser shall, on or before the Closing Date, have performed all of its obligations hereunder which by the terms of this Agreement are to be performed on or before the Closing Date.

          (b)    Authorizations and Consents.    All Authorizations, Permits, approvals and consents required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or the necessity therefore shall have been waived by the Authority or other Person whose consent would otherwise be required, or alternate lawful arrangements satisfactory to Sellers shall have been made so as to enable Purchasers to purchase the Stock.

          (c)    Litigation.    No litigation shall be pending or threatened (i) challenging or seeking to prevent or delay consummation of the sale and purchase of the Stock contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by a Purchaser of any portion of the Stock or the business or assets of the Company, TMMPT or any TMMPT Subsidiary, or (iv) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Seller or any of its officers or directors.

          (d)    No Legal Restriction.    No law, regulation or rule shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Authority that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 5.02(c).

        5.03    Further Conditions.    The Parties acknowledge and agree that the contribution to DNE of the portion of the Stock directly owned by Grupo TMM, the sale of the Stock contemplated by this Agreement and the Closing are each subject to (a) the approval of The Bank of New York, acting at the direction of the Series 2001-A Certificateholders and the Series 2002-A Certificateholders, of the final form and substance of this Agreement (including, without limitation, the Schedules), the Contribution Documents and any other agreements relating to the sale of the Stock contemplated in this Agreement, and (b) the modification, amendment and/or waiver of the Transaction Documents, the Port Company Agreements (as such terms are defined in the MTA) and the bylaws of TMMPT as the Series 2001-A Certificateholders and the Series 2002-A Certificateholders deem reasonably necessary to effectuate the sale of the Stock and any other transactions contemplated in this Agreement.

ARTICLE VI
 Indemnification

        6.01    Indemnities by Sellers.    Subject to Sections 6.03(a), Sellers will jointly and severally indemnify, defend and hold harmless each Purchaser, the Company, TMMPT, the TMMPT Subsidiaries and their respective Affiliates, directors, officers, employees and agents (collectively, the "Seller Indemnified Persons") from and against, and will pay to such Seller Indemnified Persons, as applicable, the following Losses (collectively, "Purchaser Losses"):

          (a)   one hundred percent (100%) of all Losses that any Seller Indemnified Person may suffer, sustain or become subject to, arising from or in connection with any breach of or inaccuracy in:

  (i) any of the representations or warranties of a Seller in Section 3.01; (ii) any of the representations or warranties of a Seller with respect to the Company in Section 3.02 other than Section 3.02(z); (iii) any of the representations or warranties of a Seller with respect to TMMPT or any TMMPT Subsidiary in Section 3.02(a), Section 3.02(d), Section 3.02(e), Section 3.02(f), Section 3.02(g), Section 3.02(r)(v), Section 3.02(u), Section 3.02(x) or Section 3.02(y); or (iv) any Exhibit, Schedule, Ancillary Agreement or certificate or other document delivered or to be delivered by or on behalf of Seller pursuant to this Agreement with respect to the above referenced Sections;

          (b)   one hundred percent (100%) of all Losses that any Seller Indemnified Person may suffer, sustain or become subject to, arising from or in connection with any breach of or inaccuracy in any of the representations or warranties of a Seller in Section 3.02(z) to the extent such Losses constitute a Material Adverse Effect with respect to such Seller Indemnified Person, except to the extent of those Sections identified in Section 6.01(c) for which fifty-one percent (51%) of all Losses will be recoverable;

          (c)   subject to Section 6.01(d), fifty-one percent (51%) of all Losses that any Seller Indemnified Person may suffer, sustain or become subject to, arising from or in connection with: (i) any breach or inaccuracy in any of the representations or warranties of a Seller with respect to TMMPT or any TMMPT Subsidiary in Section 3.02(b), Section 3.02(c), Section 3.02(h), Section 3.02(i), Section 3.02(j), Section 3.02(k), Section 3.02(l), Section 3.02(m), Section 3.02(n), Section 3.02(o), Section 3.02(p), Section 3.02(q), all of Section 3.02(r) other than subsection (v), Section 3.02(s), Section 3.02(t), Section 3.02(v) or Section 3.02(w); (ii) any Exhibit, Schedule, Ancillary Agreement or certificate or other document delivered or to be delivered by or on behalf of Seller pursuant to this Agreement with respect to the above referenced Sections; and (iii) any undisclosed liability or contingency derived or arising from or otherwise with respect to prior period Tax adjustments or with respect to the business and operations of (A) TMMPT or any TMMPT Subsidiary prior to the Closing Date, or (B) the respective assets of TMMPT and the TMMPT Subsidiaries prior to the Closing Date, in each case which was not reflected in the Latest TMMPT Financial Information;

          (d)   notwithstanding the percentage limitation in Section 6.01(c), one hundred percent (100%) of all Losses that any Seller Indemnified Person may suffer, sustain or become subject to, arising from or in connection with any Claim, investigation, or proceeding by any Person or Authority arising out of or relating to: (i) any Tax or other obligation or liability arising from or attributable to the deconsolidation of the Company, TMMPT or any TMMPT Subsidiary from Grupo TMM's or any of its Affiliates' consolidated group; or (ii) any violation of or negative impact from any Tax Ruling occurring by reason of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereunder or thereunder;

          (e)   one hundred percent (100%) of all Losses that any Seller Indemnified Person may suffer, sustain or become subject to, arising from or in connection with any breach of any obligation of a Seller under this Agreement or any Ancillary Agreement;

          (f)    one hundred percent (100%) of all Losses that any Seller Indemnified Person may suffer, sustain or become subject to, arising from or in connection with any Claim by a shareholder, creditor or other Person seeking to enjoin, unwind or otherwise alter the terms of this Agreement or any Ancillary Agreement; and

          (g)   one hundred percent (100%) of all Losses that any Seller Indemnified Person may suffer, sustain or become subject to, arising from or in connection with any Claim arising out of the bankruptcy, insolvency or other financial problems of Grupo TMM, a Seller or any of their respective Affiliates (including, without limitation, a Claim to enjoin, unwind or otherwise alter the terms of this Agreement or any Ancillary Agreement, a Claim to receive a portion of the Purchase

  Price or a portion of the Cash Balance Excess or a Claim against Purchaser, FSC or any Affiliate of Purchaser or FSC for tortuous interference with a business relationship, fraudulent conveyances or any similar cause of action).

        6.02    Indemnities by Purchasers.    Subject to Section 6.03(b), MPTH and SSA Mexico will jointly and severally indemnify, defend and hold harmless each Seller and Grupo TMM (collectively, the "Purchaser Indemnified Persons") from and against, and will pay to such Purchaser Indemnified Persons, as applicable, the following Losses (collectively, "Seller Losses"):

          (a)   one hundred percent (100%) of all Losses that a Purchaser Indemnified Person may suffer, sustain or become subject to, arising from or in connection with any breach of or inaccuracy in any of the representations or warranties of a Purchaser in this Agreement or any Exhibit, Schedule, Ancillary Agreement or certificate or other document delivered or to be delivered by or on behalf of Purchaser pursuant to this Agreement;

          (b)   one hundred percent (100%) of all Losses that a Purchaser Indemnified Person may suffer, sustain or become subject to, arising from or in connection with any breach of any obligation of a Purchaser under this Agreement or any Ancillary Agreement to which Purchaser is a party; and

          (c)   one hundred percent (100%) of the aggregate amount of any Losses actually incurred by a Purchaser Indemnified Person, arising from or in connection with the execution of any of the TMM Guaranties to the extent such Losses relate to or arise out of the obligations and commitments of TMMPT accruing after the Closing Date.

        6.03    Limitation on Indemnities.

          (a)   Sellers will be liable for Purchaser Losses only if the aggregate amount of all Purchaser Losses exceeds US$1,000,000 (the "Purchasers' Basket Amount"), in which case Sellers will be liable for the aggregate amount of all Purchaser Losses; provided, that only Purchaser Losses that exceed US$25,000 by themselves will be included in the computation of the Purchasers' Basket Amount; provided, further, that upon a Purchaser's, the Company's or TMMPT's actual receipt of one of the contingent assets specifically identified on Schedule 6.03(a) (each a "Contingent Asset") the aggregate amount of all Purchaser Losses used to compute the Purchasers' Basket Amount will be reduced by the aggregate amount of the Contingent Asset actually received by such Purchaser, the Company or TMMPT. Notwithstanding anything to the contrary contained in this Article VI, no Seller Indemnified Person will be obligated to remit, refund or otherwise pay back to a Seller any portion of a payment made by a Seller to such Seller Indemnified Person under this Article VI if subsequent to such payment a Contingent Asset actually received by a Purchaser, the Company or TMMPT effectively reduces the aggregate amount of all Purchaser Losses below the Purchasers' Basket Amount.

          (b)   Purchasers will be liable for Seller Losses only if the aggregate amount of all Seller Losses exceeds US$1,000,000, in which case Purchasers will be liable for the aggregate amount of all Seller Losses; provided, that only Seller Losses that by themselves exceed US$25,000 will be included in the computation of the US$1,000,000 threshold.

        6.04    Survival.    To the extent permitted by applicable law, Sellers' and Purchasers' liability (for indemnification or otherwise) with respect to the representations and warranties in this Agreement or any Exhibit, Schedule, Ancillary Agreement or certificate or other document delivered or to be delivered pursuant to this Agreement will survive and continue in effect following the Closing Date (a) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the representations and warranties contained in Sections 3.02(i), (r) and (t) and the last sentence of Section 3.02(x), and (b) until the second anniversary of the Closing Date with respect to all representations and warranties other than the representations and warranties referred to in clause (a) above; provided, that any representation or warranty that would otherwise terminate under (a) or (b) above will continue to survive if a Claim Notice shall have been timely given under this Article VI on or prior to such termination date until the related claim has been satisfied or otherwise resolved as provided in this Article VI but only with respect to matters described in the Claim Notice.

        6.05    Investigation or Knowledge.    The rights of Purchasers, the Company, TMMPT, the TMMPT Subsidiaries and their respective Affiliates, directors, officers, employees and agents to indemnification, payment of damages or other remedy based on any representations, warranties, covenants, and obligations of a Seller will not be affected by any investigation conducted by Purchasers or FSC with respect to, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Further, the waiver by Purchasers or FSC of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

        6.06    Indemnity Procedures.    A Person making a claim under this Article VI is referred to as the "Indemnified Person" and the Person against whom such claims are asserted hereunder is referred to as the "Indemnifying Person." All claims by any Indemnified Person hereunder shall be asserted and resolved as follows:

          (a)   If any Indemnified Person shall receive notice of the assertion by a Person who is not a party to this Agreement of any claim, cause of action or payment demand (including, but not limited to, any Claim) or of the commencement by any such Person of any action or proceeding (each, a "Third Party Claim") with respect to which an Indemnifying Person may be obligated to provide indemnification pursuant to this Article VI, such Indemnified Person shall give the Indemnifying Person written notice thereof promptly, and in no event more than thirty (30) days (or sooner, if the nature of such a Third Party Claim so requires), after becoming aware of such Third Party Claim (a "Claim Notice"); provided, that the failure of any Indemnified Person to give notice as provided herein shall not relieve an Indemnifying Person of its obligations hereunder, except to the extent that an Indemnifying Person is actually prejudiced by such failure to give notice. Such Claim Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the indemnifiable Loss that such Indemnified Person may suffer, sustain or become subject to in connection with such Third Party Claim.

          (b)   An Indemnifying Person may elect to defend or to seek to settle or compromise, at its own expense and by its own counsel, any Third Party Claim. Within thirty (30) days after the receipt of a Claim Notice from an Indemnified Person in accordance with Section 6.06(a) (or sooner, if the nature of such a Third Party Claim so requires), the Indemnifying Person shall notify the Indemnified Person as to whether or not the Indemnifying Person elects not to defend or not to seek to settle or compromise such Third Party Claim (which elections may be made only in the event of a good faith assertion by the Indemnifying Person that a claim was inappropriately tendered hereunder, as the case may be). Unless an Indemnifying Person elects not to assume the defense or not to seek to settle or compromise a Third Party Claim, it shall not be liable to such Indemnified Person hereunder for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof; provided, however, that such Indemnified Person shall have the right to employ counsel to represent such Indemnified Person if, in such Indemnified Person's reasonable judgment, a conflict of interest between such Indemnified Person and an Indemnifying Person exists in respect of such Third Party Claim, and in that event the reasonable fees and disbursements of such separate counsel shall be paid by the Indemnifying Person. If an Indemnifying Person elects not to defend or to seek to compromise or settle a Third Party Claim, or fails to notify an Indemnified Person of the Indemnifying Person's election as provided herein, such Indemnified Person may defend or seek to compromise or settle such Third Party Claim at the sole expense of the Indemnifying Person. Notwithstanding the foregoing, neither an Indemnifying Person nor any Indemnified Person may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld, delayed or conditioned. An Indemnifying Person shall not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect of such Third Party Claim.

          (c)   If an Indemnifying Person chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Person shall, upon the Indemnifying Person's reasonable request, make available to the Indemnifying Person any personnel or any books, records or other documents within the Indemnified Person's control or which the Indemnified Person otherwise has the ability to make available that are reasonably necessary or appropriate for such defense, settlement or compromise and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claim.

          (d)   Notwithstanding anything else in this Agreement to the contrary, if any offer of settlement or compromise is received by an Indemnifying Person with respect to a Third Party Claim, the Indemnifying Person notifies the Indemnified Person in writing of the Indemnifying Person's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice, and such Indemnified Person declines to accept such settlement or compromise, then such Indemnified Person may continue to contest such Third Party Claim free of any participation by the Indemnifying Person, at such Indemnified Person's sole expense. In such event, the obligation of the Indemnifying Person to defend or to seek to settle or compromise such Third Party Claim shall cease and the obligation of the Indemnifying Person to such Indemnified Person with respect to such Third Party Claim shall be limited to the lesser of (i) the amount of the offer of settlement or compromise which such Indemnified Person declined to accept plus the costs and expenses of such Indemnified Person prior to the date the Indemnifying Person notifies such Indemnified Person of the offer to settle or compromise and (ii) the actual out-of-pocket amount such Indemnified Person is obligated to pay as a result of such Indemnifying Person's continuing to contest such Third Party Claim. The Indemnifying Person shall be entitled to recover (by set-off or otherwise) from any Indemnified Person any additional expenses incurred by such Indemnifying Person as a result of such Indemnified Person's decision to continue to contest such Third Party Claim.

          (e)   Any claim on account of any Loss which does not result from a Third Party Claim shall be asserted by written notice by the Indemnified Person to the Indemnifying Person. The Indemnifying Person shall have a period of sixty (60) days after the receipt of such notice within which to respond thereto. If the Indemnifying Person does not respond within such 60-day period, the Indemnifying Person shall be deemed to have forfeited its right to contest such claim and shall have no further right to contest the validity of such claim. If the Indemnifying Person does not respond within such 60-day period or rejects such a claim in whole or in part, such Indemnified Person shall be free to pursue such remedies as may be available to such Indemnified Person.

          (f)    If the amount of any indemnifiable Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Person to the Indemnifying Person.

          (g)   In the event of payment by the Indemnifying Person to the Indemnified Person in connection with any Third Party Claim, the Indemnifying Person shall be subrogated to and shall stand in the place of such Indemnified Person as to any events or circumstances in respect of which such Indemnified Person may have any right or claim relating to any Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnified Person shall cooperate with the Indemnifying Person in a reasonable manner, and at the cost and expense of the Indemnifying Person, in prosecuting any subrogated right or claim.

ARTICLE VII
 Termination; Effect

        7.01    Termination.    This Agreement may be terminated prior to the Closing:

          (a)   by the mutual written consent of Sellers and Purchasers;

          (b)   by Sellers, if

              (i)  a Purchaser has breached an agreement contained in this Agreement in any material respect;

             (ii)  the transactions contemplated by this Agreement have not been consummated on or before the Closing Date; provided, that Sellers will not be entitled to terminate this Agreement pursuant to this Section 7.01(b)(ii) if a Seller's failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

            (iii)  any of the conditions set forth in Section 5.02 have become impossible to satisfy; or

            (iv)  none of Sellers, Grupo TMM or any Affiliate of a Seller or Grupo TMM is in breach of any warranty, obligation or agreement contained in Section 4.01(b) or Section 4.01(c);

          (c)   by Purchasers, if

              (i)  a Seller has breached any warranty or agreement contained in this Agreement in any material respect or a representation of a Seller contained in this Agreement is inaccurate in any material respect;

             (ii)  the transactions contemplated by this Agreement have not been consummated on or before the Closing Date; provided, that Purchasers will not be entitled to terminate this Agreement pursuant to this Section 7.01(c)(ii) if a Purchaser's failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

            (iii)  any of the conditions set forth in Section 5.01 have become impossible to satisfy; or

            (iv)  a Purchaser, the Company, TMMPT or any TMMPT Subsidiary has suffered, or is, in Purchaser's opinion, reasonably expected to suffer, a Severe Material Adverse Effect in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any Authority, flood, act of war, terrorism, civil disturbance or act of nature.

        7.02    Effect of Termination.

          (a)   The right of termination under Section 7.01 is in addition to any other rights Purchasers or Sellers may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the Parties under this Agreement will terminate except that this Section 7.02 and Sections 8.03, 8.08 and 8.09 will survive indefinitely unless sooner terminated or modified by the Parties in writing.

          (b)   If this Agreement is terminated for any reason other than Purchasers being unable to obtain, on terms and conditions satisfactory to them, the financing they need in order to consummate the transactions contemplated in this Agreement, Sellers will pay to FSC a break-up fee (the "Break-Up Fee") equal to US$5,000,000 (which is meant to be a reasonable estimate of FSC's internal costs and expenses, FSC's out-of-pocket costs and expenses, FSC's lost opportunity costs and any applicable Tax); provided, that if Purchasers are unable to obtain the desired financing because of a Seller's failure to comply fully with its obligations under this Agreement, Sellers will pay to FSC the Break-Up Fee. Any payments of the Break-Up Fee will be made by wire transfer of immediately available funds to an account designated by FSC. Without limiting the generality of the foregoing, Sellers acknowledge and agree that Sellers will pay to FSC the Break-Up Fee if this Agreement is terminated by a Seller pursuant to Section 7.01(b)(iv).

ARTICLE VIII
 Miscellaneous.

        8.01    Amendments, Etc.    No amendment or waiver of any of the terms and conditions of this Agreement, and no consent to departure from any of such terms and conditions by any of the Parties, shall have effect unless the same shall be in writing and signed by all of the Parties (and with respect to Sections 2.03(d), 4.09, 4.14, 5.03, 8.01 and 8.07, only if also consented to in writing by The Bank of New York, acting at the direction of the Series 2001-A Certificateholders); and even in such case, such waiver or consent shall only be valid for the specific purpose and for the specific instance for which given.

        8.02    Notices, Communications, Etc.    All notices and other communications contemplated by this Agreement shall be made in writing (including fax communications, confirmed through original thereof delivered as provided hereunder) and delivered at the domicile or fax number of the addressee thereof, or at such other domicile as any of the Parties shall notify to the other Parties as provided in this Section 8.02. All such notices and/or communications will be effective when actually received by the Party to whom addressed. For the purposes of this Section 8.02, the Parties indicate as their respective domicile, that which appears below their respective corporate names in the signature pages of this Agreement.

        8.03    Governing Law; Arbitration.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of Mexico, as applicable in the Federal District, without giving effect to the principles of conflicts of laws thereof.

          (b)   Any controversy between the Parties, with respect to the interpretation and/or enforcement of, or derived from the other acts and agreements contemplated by, this Agreement shall be finally settled through arbitration in New York, New York, US, in accordance with the Rules of Arbitration of the International Chamber of Commerce (the "Chamber") in effect as of the date of the arbitration proceeding. The arbitral tribunal will consist of three (3) arbitrators, one arbitrator nominated by Seller, one by Purchaser and the third arbitrator being designated by mutual agreement of the arbitrators so nominated. Failure of an agreement to designate the third arbitrator, or to nominate an arbitrator by any of Seller or Purchaser within a term not to exceed fifteen (15) days following the demand for arbitration, the third arbitrator and the arbitrator not nominated by any of Seller or Purchaser shall be nominated by the Chamber. The arbitrators will be individuals of recognized prestige and experience in the fields that are the subject matter of the controversy, shall have no commercial relationship with any of the Parties and shall be fluent in the English and Spanish languages. Any arbitral procedure pursuant to, or derived from, this Agreement, will be carried out in the English language. The decisions of the arbitral tribunal shall have to be based on the provisions of this Agreement and the applicable laws of Mexico, as applicable in the Federal District, and, unless no express provision therefor shall exist, on the basis of the amicable composition (ex aequo et bono). The arbitral tribunal will have to state the reasons for the rendering of its award. The award of the arbitral tribunal will be final and conclusive for all legal purposes. The benefited Party of the award will be able to enforce such award in any manner permitted by applicable law.

        8.04    Severability.    If any one or more of the provisions contained in this Agreement or in any document executed in connection herewith shall be held invalid, illegal or unenforceable under applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired and shall remain in full force and effect.

        8.05    Titles, Headings.    The titles and headings that appear in each Article, Section or paragraph of this Agreement appear for the sole and exclusive convenience of the Parties and shall not affect its interpretation.

        8.06    Entire Agreement.    This Agreement, the Ancillary Agreements and the Exhibits and Schedules of this Agreement contain the complete agreement between Sellers and Purchasers with respect to the subject matter of this Agreement, and supersede any prior understandings, agreements or representations by or among Sellers and Purchasers or among any Affiliates of Sellers and Affiliates of Purchasers, written or oral, including, but not limited to the Letter of Intent.

        8.07    Third Party Beneficiaries.    The Parties acknowledge and agree that FSC has provided and will provide substantial assistance in consummating the transactions contemplated under this Agreement, including without limitation, attempting to obtain the financing Purchasers need in order to consummate the transactions contemplated in this Agreement. In consideration for such assistance, the Parties acknowledge and agree that FSC is a third party beneficiary to this Agreement and the Ancillary Agreements and, as a third party beneficiary, has the right and option, but not the obligation, to benefit from and enforce all rights and privileges of each Purchaser under this Agreement and any rights and privileges specific to FSC referenced in this Agreement or any Ancillary Agreement. The Parties further acknowledge and agree that each of The Bank of New York, the Series 2001-A Certificateholders and the Series 2002-A Certificateholders will be third party beneficiaries with respect to Sections 2.03(d), 4.09, 4.14, 5.03, 8.01 and 8.07, and, as third party beneficiaries, have the right and option, but not the obligation, to benefit from and enforce all rights and privileges under such Sections of this Agreement.

        8.08    Press Release; Public Announcement.    Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Company, TMMPT or any TMMPT Subsidiary, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Sellers and Purchasers mutually determine and approve.

        8.09    Expenses.    Except as otherwise expressly provided for in this Agreement, Sellers, on the one hand, and Purchasers, on the other hand, will each pay all expenses incurred by such Party in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not). Sellers agree that none of the Company, TMMPT or any TMMPT Subsidiary has borne or will bear any of Sellers' expenses in connection with the transactions contemplated by this Agreement.

        8.10    Counterparts.    This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement via facsimile will be effective as delivery of an originally executed counterpart to this Agreement.

[SIGNATURES ON FOLLOWING PAGES.]

        IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

"SELLERS"

DIVISÍON DE NEGOCIO ESPECIALIZADO, S.A.

By		By
	Mr. José F. Serrano Segovia Title: President of the Board of Directors		Mr. Javier Segovia Serrano Title: Chief Executive Officer
Domicile:	Av. de la Cuspide 4755 Col. Parques del Pedregal 14010, Mexico City Mexico

Fax:	5255-55-629-8914

INMOBILIARIA TMM, S.A. DE C.V.

By		By
	Mr. José F. Serrano Segovia Title: President of the Board of Directors		Mr. Javier Segovia Serrano Title: Chief Executive Officer
Domicile:	Av. de la Cuspide 4755 Col. Parques del Pedregal 14010, Mexico City Mexico

Fax:	5255-55-629-8914

"PURCHASERS"

MEXICO PORTS & TERMINALS HOLDINGS, S.A. DE C.V.

By	Mr. Charles F. Sadoski Title: Senior Vice President
Domicile:	1131 Southwest Klickitat Way Seattle, Washington 98134 U.S.A.

Fax:	206-682-0187

SSA MEXICO, INC.

By	Mr. Charles F. Sadoski Title: Senior Vice President
Domicile:	1131 Southwest Klickitat Way Seattle, Washington 98134 U.S.A.

Fax:	206-682-0187

Signature Page

List of Schedules

Number	Description
Schedule 1.01	Definitions
Schedule 3.01(c)	Ownership of DNE Stock; Stock Liens
Schedule 3.01(e)	Sellers Breach; Taxes
Schedule 3.01(f)	Sellers Authorizations
Schedule 3.01(i)(i)	DNE Financial Information
Schedule 3.01(i)(ii)	Inmobiliaria Financial Information
Schedule 3.02(c)	Company, TMMPT and TMMPT Subsidiaries Breach; Taxes
Schedule 3.02(d)	Company, TMMPT and TMMPT Subsidiaries Authorizations
Schedule 3.02(e)	Company, TMMPT and TMMPT Subsidiaries Capital Stock; Stock Liens
Schedule 3.02(g)	TMMPT Subsidiaries
Schedule 3.02(i)(ii)	Environmental Matters
Schedule 3.02(j)(i)	TMMPT Financial Information
Schedule 3.02(j)(ii)	Company Financial Information
Schedule 3.02(m)	Certain Developments
Schedule 3.02(n)(ii)	Leases
Schedule 3.02(n)(v)	Authority Improvements
Schedule 3.02(o)	Accounts Receivable
Schedule 3.02(p)	Contracts
Schedule 3.02(q)	Intellectual Property
Schedule 3.02(r)(ii)	Disputed Taxes
Schedule 3.02(r)(iii)	Liens for Taxes
Schedule 3.02(s)(i)	Employees
Schedule 3.02(s)(ii)	Terminating Employees
Schedule 3.02(t)	Plans
Schedule 3.02(u)	Legal Proceedings
Schedule 3.02(v)	Non-competition Agreements
Schedule 3.02(w)	Insurance
Schedule 3.02(y)	Officers and Directors; Bank Accounts
Schedule 3.03(c)	Purchasers Breach
Schedule 3.03(d)	Purchasers Authorizations
Schedule 4.10(a)	Surviving Indebtedness
Schedule 4.21	TMM Guaranties
Schedule 6.03(a)	Contingent Asset

List of Exhibits

Letter	Description
Exhibit A	Definitions from Master Agreement
Exhibit B	Distribution of Stock Between Purchasers and Percentage of Purchaser Price to Paid by Purchasers
Exhibit C	Percentage of Purchase Price to be Received by Sellers
Exhibit D	Percentage of Excess Cash Balance to be Received by Sellers and Percentage of Excess Cash Balance to be Paid by Purchasers
Exhibit E	Percentage of Cash Balance Shortfall to be Received by Purchasers and Percentage of Cash Balance Shortfall to be Paid by Sellers
Exhibit F	Grupo TMM Guaranty
Exhibit G	FSC Guaranty

SCHEDULE 1.01
(Stock Purchase Agreement)

Definitions

        (a)   As used in this Agreement, the following terms have the following meanings where written with an initial capital letter, which meanings are equally applicable to both the singular and plural forms of the terms defined:

        "2003 Profit Sharing Savings" means the aggregate amount of employee profit sharing savings TMMPT and the TMMPT Subsidiaries benefit from under the laws of Mexico for the year ending December 31, 2003.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

        "Agreement" means this Stock Purchase Agreement, dated April 4, 2003, entered into by and between Seller and Purchaser, as such agreement may be supplemented, amended or otherwise modified from time to time.

        "Ancillary Agreements" means the Grupo TMM Guaranty, the FSC Guaranty, the Grupo TMM Non-Competition Agreement, the Transition Services Agreement, the Grupo TMM Waiver, the documents and agreements evidencing the cancellation and forgiveness of any and all indebtedness owed by the Company, TMMPT or any TMMPT Subsidiary to a Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM, the documents and agreements evidencing the cancellation and forgiveness of any and all indebtedness owed by a Seller, Grupo TMM or any Affiliate of a Seller or Grupo TMM to the Company, TMMPT or any TMMPT Subsidiary, and any other agreements, documents or other writings referenced in this Agreement to be executed at or prior to the Closing by any of the Company, TMMPT, Purchaser, Seller, a TMMPT Subsidiary or Grupo TMM.

        "API Acapulco" means Administración Portuaria Integral de Acapulco, S.A. de C.V., a company organized under the laws of Mexico.

        "Authority" means any governmental body, officer or competent authority, including, but not limited to, an agency, department, court, tribunal, committee or other governmental entity.

        "Authorizations" means any and all written authorizations from Authorities or other Persons required or reasonably necessary to enable Seller or Purchaser to execute, deliver and implement this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement or any Ancillary Agreement.

        "Banobras Trust Obligations" means the obligations of TMMPT arising under or in connection with (i) an irrevocable administration and source of payment trust agreement, dated November 26, 2002, among TMMPT, as trustor and secondary trust beneficiary, Banco Nacional de Obras y Servicios Públicos, S. N. C., as primary trust beneficiary, and Banco Invex, S.A., Institución de Banca Múlitple, Invex Grupo Financiero, as trustee, and (ii) any loan agreements or other contracts arising under or in connection with the above referenced irrevocable administration and source of payment trust agreement.

        "Claim" means any claim, cause of action or payment demand (i) made by any Authority or Person to Purchaser, the Company, TMMPT, any TMMPT Subsidiary or any of their respective Affiliates, directors, officers, employees or agents, and (ii) that has in the case of Purchaser, the Company, TMMPT, any TMMPT Subsidiary or any of their respective Affiliates, directors, officers, employees or agents a Material Adverse Effect.

        "Control" means ownership of greater than fifty percent (50%) of the equity ownership or voting control of a Person.

1

        "Environmental Laws" means any applicable (a) international treaties entered into or subscribed by, and (b) federal, provincial, state or local laws, rules, regulations, ordinances or strict liability provisions of, Mexico and any judicial or administrative interpretations thereof, including, but not limited to, any judicial or administrative orders or judgments, relating to health, safety, industrial hygiene, pollution or environmental matters.

        "Latest Financial Information" means the Latest Company Financial Information and the Latest TMMPT Financial Information.

        "Leases" means any and all rights and interests (other than ownership) the Company, TMMPT or any TMMPT Subsidiary has to operate, utilize or occupy any of the Real Property or any of the personal property used in its business.

        "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

        "Loss" means any penalty, loss, liability, claim, damage, cost or expense (including, but not limited to, applicable Taxes, reasonable attorneys' fees and costs and reasonable accountants' fees and costs incurred at any time in connection with this Agreement or any transactions contemplated under this Agreement).

        "Master Agreement" means the Amended and Restated Master Agreement, dated June 21, 2001, between Grupo TMM (as successor by merger to Transportación Marítima Mexicana, S.A. de C.V.), and SSA Mexico, as such agreement may be supplemented, amended or otherwise modified from time to time.

        "Material Adverse Effect" means, with respect to any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be adverse to the assets, properties, business, operations, income, prospects or condition (financial or otherwise) of such Person involving an amount in excess of US$25,000.

        "Materials of Environmental Concern" means under any Environmental Law any solid or hazardous waste, hazardous substance, toxic substance, pollutant, contaminant, waste material, oil, petroleum product, commercial product or other substance (a) which is listed, regulated or designated as toxic or hazardous (or words of similar meaning and regulatory effect), (b) with respect to which remedial obligations would reasonably be expected to be imposed, or (c) exposure to which would reasonably be expected to pose a health or safety hazard.

        "Mexico" means the United Mexican States.

        "MTA" means the Second Amended and Restated Master Trust Agreement, dated as of December 10, 2002, by and among Grupo TMM, as a "Seller", "Sellers' Representative", "Guarantor" and "Servicer" (as such terms are defined therein), and those certain wholly-owned subsidiaries of Grupo TMM which are signatories thereto and The Bank of New York, as Trustee, as such agreement may be supplemented, amended or otherwise modified from time to time.

        "Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person other than an individual and (vi) any amendment to any of the foregoing.

2

        "Partial Assignment Agreements" means, collectively, (a) the assignment of rights agreement (Contrato de Cesión Parcial de Derechos) dated May 1, 1996, executed by and between Administración Porturaria Integral de Quintana Roo, S.A. de C.V., and TMMPT (as successor in interest to Terminal Marítima del Sureste, S.A. de C.V.), (b) the assignment of rights agreement (Contrato de Cesión Parcial de Derechos) dated October 24, 2000, and executed by and between Administración Portuaria Integral de Progreso, S.A. de C.V. and TMMPT (as successor in interest to OPTMM Manzanillo, S.A. de C.V.), (c) the assignment of rights agreement (Contrato de Cesión Parcial de Derechos) dated December 15, 1995, executed by and between Administración Porturaria Integral de Veracruz, S.A. de C.V., and TMMPT (as successor in interest to Servicios Administrativos Portuarios, S.A. de C.V.), (d) the assignment of rights agreement (Contrato de Cesión Parcial de Derechos) dated May 26, 1998, executed by and between Administración Porturaria Integral de Veracruz, S.A. de C.V., and TMMPT (as successor in interest to Servicios Administrativos Portuarios, S.A. de C.V.), (e) the assignment of rights agreement (Contrato de Cesión Parcial de Derechos) dated January 1, 1998, executed by and between Administración Porturaria Integral de Veracruz, S.A. de C.V., and TMMPT (as successor in interest to Operadora Portuaria del Golfo, S.A. de C.V.), and (f) the port services agreement (Contrato Para la Prestación de Servicios Portuarios) dated January 1, 1998, executed by and between Administración Porturaria Integral de Veracruz, S.A. de C.V., and TMMPT (as successor in interest to Operadora Portuaria del Golfo, S.A. de C.V.).

        "Party" means any and each of MPTH, SSA Mexico, DNE and Inmobiliaria and the permitted successors and assigns of each of MPTH, SSA Mexico, DNE and Inmobiliaria. In no event shall The Bank of New York, the Series 2001-A Certificateholders or the Series 2002-A Certificateholders be deemed a "Party".

        "Permits" means any and all licenses, permits and certificates from federal, state, local and foreign Authorities (including, but not limited to, federal and state agencies regulating occupational health and safety).

        "Person" shall be broadly interpreted to include any individual, corporation, partnership, trust or entity of any kind.

        "Port Division" has the meaning assigned to that term in the definitions section of the Master Agreement, a copy of which is attached as Exhibit A.

        "PWC" means PricewaterhouseCoopers LLP.

        "Real Property" means all of the real property used or occupied by the Company, TMMPT or any of the TMMPT Subsidiaries.

        "Seller's Knowledge" means the actual knowledge of any director, officer or other key employee of a Seller or Grupo TMM or the knowledge any such director, officer or other key employee of a Seller or Grupo TMM should have had or would have had following reasonable inquiry.

        "Series 2001-A Certificateholders" means the holders of the "Logistics Trust Floating Rate Certificates, Series 2001-A" issued pursuant to the MTA and Series 2001-A Supplement (as defined in the MTA).

        "Series 2002-A Certificateholders" means the holders of the "Logistics Trust Floating Rate Certificates, Series 2002-A" issued pursuant to the MTA and Series 2002-A Supplement (as defined in the MTA).

        "Severe Material Adverse Effect" means, with respect to any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be adverse to the assets, properties, business, operations, income, prospects or condition (financial or otherwise) of such Person involving an amount in excess of US$4,000,000.

3

        "Stock Lien" means any Lien or other arrangement, restriction or other legal or equitable limitation of any kind relating to any share of capital stock or equity interest of an entity, excluding any such Lien expressly created hereunder and any Lien contained in a Partial Assignment Agreement.

        "Subsidiary" means, with reference to a specified Person, any other Person in which such specified Person owns, directly or indirectly, any ownership, equity or other interest.

        "Taxes" means all taxes, imports, duties, tariffs, levies, or other tax assessments, including, but not limited to, income, capital gain, gross receipts, excise, property, asset, withholding, value-added, gift, sales, occupation, use, service, service use, license, payroll, franchise, capital, transfer and recording taxes, tax-related fees and charges, and custom and import duties imposed, assessed, determined or collected by or under the authority of Mexico, or any other state or public division thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, or payable pursuant to any tax-sharing agreement or other contract relating to the sharing or payment of any such taxes, imports, duties, tariffs, levies, or other tax assessments; and such term shall include, so long as imposed by such authority, any interest, liabilities, additional amounts, fines, surcharges, and penalties to the foregoing.

        "Tax Return" means any report, return, information return, statement, schedule, notice, form or other document or information (including amending and or supporting information) filed or submitted by, or required to be filed or submitted by (a) Grupo TMM or a Seller with respect to the Company, TMMPT or any TMMPT Subsidiary or (b) the Company, TMMPT or any TMMPT Subsidiary, in any case in connection with the determination, imposition, assessment, payment or collection of any Tax.

        "The Bank of New York" means The Bank of New York, a New York banking corporation, not in its individual capacity, but solely as Trustee of the MTA.

        "TMM Guaranties" has the meaning assigned to that term in the definitions section of the Master Agreement, a copy of which is attached as Exhibit A.

        "TMMPT NOL's" has the meaning assigned to that term in the definitions section of the Master Agreement, a copy of which is attached as Exhibit A.

        "TMMPT Subsidiary" means any Subsidiary of TMMPT.

        "TMMPT Subsidiary Stock" means any shares of stock of, or any other ownership, equity or other interest in, a TMMPT Subsidiary owned, directly or indirectly, by TMMPT.

        "Trademarks Appraisal" has the meaning assigned to that term in the definitions section of the Master Agreement, a copy of which is attached as Exhibit A.

        "US" means the United States of America.

        (b)   As used in this Agreement, each of the following terms is defined in the location set forth opposite such term and the respective meanings are equally applicable to both the singular and plural forms of the terms defined:

Term	Location
"2002 TMMPT Financial Statement"	Section 3.02(j)(i)
"Audit"	Section 2.04(b)
"Audited Closing Date Balance Sheet"	Section 2.04(b)
"Break-Up Fee"	Section 7.02(b)
"Cash Balance Shortfall"	Section 2.04(d)(ii)
"Chamber"	Section 8.03(b)
"Claim Notice"	Section 6.06(a)
"Closing"	Section 2.03(a)
"Closing Date"	Section 2.03(a)

4

"Closing Cash Balance"	Section 2.04(a)(i)
"Closing Term Debt"	Section 2.04(a)(ii)
"Company"	Preliminary Statement A
"Contingent Asset"	Section 6.03(a)
"Contracts"	Section 3.02(p)(i)
"Contribution Documents"	Section 4.20
"DNE"	Initial Paragraph
"Excess Cash Balance"	Section 2.04(d)(i)
"FSC"	Preliminary Statement D
"FSC Guaranty"	Section 4.08(b)
"Grupo TMM"	Preliminary Statement A
"Grupo TMM Guaranty"	Section 4.08(a)
"Grupo TMM Waiver"	Section 4.05(b)
"Grupo TMM Non-Competition Agreement"	Section 4.04(g)
"Indemnified Person"	Section 6.06
"Indemnifying Person"	Section 6.06
"Inmobiliaria"	Initial Paragraph
"Insiders"	Section 3.02(x)
"Intellectual Property"	Section 3.02(q)
"Latest Company Balance Sheet"	Section 3.02(j)(ii)
"Latest Company Financial Information"	Section 3.02(j)(ii)
"Latest DNE Balance Sheet"	Section 3.01(i)(i)
"Latest DNE Financial Information"	Section 3.01(i)(i)
"Latest Inmobiliaria Balance Sheet"	Section 3.01(i)(ii)
"Latest Inmobiliaria Financial Information"	Section 3.01(i)(ii)
"Latest Sellers Financial Information"	Section 3.01(j)
"Latest TMMPT Balance Sheet"	Section 3.02(j)(i)
"Latest TMMPT Financial Information"	Section 3.02(j)(i)
"Lazaro Operations"	Section 4.04(f)(iii)
"Letter of Intent"	Preliminary Statement D
"Loss"	Section 6.01
"MPTH"	Initial Paragraph
"Plans"	Section 3.02(t)(i)
"Profit Sharing Payment"	Section 4.14
"Purchase Price"	Section 2.02
"Purchaser"	Initial Paragraph
"Purchaser Indemnified Person"	Section 6.01
"Purchaser Losses"	Section 6.01
"Purchasers' Basket Amount"	Section 6.03(a)
"Representatives"	Section 4.02
"Seller"	Initial Paragraph
"Seller Indemnified Person"	Section 6.01
"Seller Losses"	Section 6.02
"SSA International"	Preliminary Statement E
"SSA Mexico"	Initial Paragraph
"Stock"	Preliminary Statement A
"Tax Rulings"	Section 3.02(r)(v)
"Third Party Claim"	Section 6.06(a)

5

"TMMPT"	Preliminary Statement C
"TMMPT Stock"	Preliminary Statement C
"Transition Services Agreement"	Section 4.06
"Tuxpan Operations"	Section 4.04(f)(ii)
"Unaudited Closing Date Balance Sheet"	Section 2.04(b)

6

QuickLinks

STOCK PURCHASE AGREEMENT
List of Schedules
List of Exhibits
SCHEDULE 1.01 (Stock Purchase Agreement)
Definitions